UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Meritage Homes Corporation
(Name of Registrant as Specified In Its Charter)

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Dear Stockholders:

You are cordially invited to join us for our 2012 annual meeting of stockholders, which will be held on Friday, May 25, 2012, at 10:00 a.m. local time in our corporate offices at 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255. Holders of record of our common stock as of March 30, 2012, are entitled to notice of and to vote at the 2012 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders at that meeting.

We are pleased to be furnishing these materials to our stockholders via the Internet again this year. We believe this approach will allow us to continue to provide you with the information that you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we previously mailed to you on or about April 10, 2012.

You are welcome to attend the meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership of these shares to be admitted to the meeting.

We thank you for your support.

Sincerely,

Steven J. Hilton

Chairman and Chief Executive Officer

17851 North 85th Street • Suite 300 • Scottsdale, Arizona • 85255 • Phone 480-515-8100

Listed on the New York Stock Exchange — MTH

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: Friday, May 25, 2012

Time: 10:00 a.m. local time

Meritage Homes Corporation

17851 North 85th Street, Suite 300

Scottsdale, Arizona 85255

To Our Stockholders:

You are invited to attend the Meritage Homes Corporation 2012 annual meeting of stockholders at which we will conduct the following business:

1.	Election of four Class I Directors, each to hold office until our 2014 annual meeting and one Class II Director, to hold office until the 2013 annual meeting,

2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year,

3.	Advisory vote to approve compensation of Named Executive Officers (“Say on Pay”),

4.	Amendment to our 2006 Stock Incentive Plan to increase the number of shares available for issuance, and

5.	The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.

These items are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 30, 2012 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY CARD.

By Order of the Board of Directors,

C. Timothy White, Secretary

Scottsdale, Arizona

April 2, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2012:

THIS PROXY STATEMENT AND MERITAGE’S 2011 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITES INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVE.

MERITAGE HOMES CORPORATION

17851 NORTH 85TH STREET

SUITE 300

SCOTTSDALE, ARIZONA 85255

(480) 515-8100

www.meritagehomes.com

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meritage Homes Corporation to be used in voting at our annual meeting of stockholders on Friday, May 25, 2012. The meeting will be held at 10:00 a.m. local time at our corporate offices at 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.

On or about April 10, 2012, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to stockholders of record as of the close of business on March 30, 2012 (the “record date”) and this proxy and the related materials were made available on our website. We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials, or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the annual meeting and voting in person, duly executing and delivering a proxy bearing a later date, or sending written notice of revocation to our Corporate Secretary at the Company’s address located at the top of this page. Whether or not you plan to be present at the annual meeting, we encourage you to vote your proxy by telephone or via the Internet by following the instructions provided in this proxy statement or on the proxy card. If you request a printed copy of these materials, you may also provide your proxy by signing the proxy card enclosed therein and returning it in the envelope that will be provided with the printed materials.

The Meritage Board of Directors is soliciting proxies. We will bear the entire cost of proxy solicitation, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We intend to retain the services of Alliance Advisors or another proxy solicitation firm. We anticipate the costs associated with proxy solicitation will not exceed $15,000.

The following information should be reviewed along with the audited consolidated financial statements, notes to consolidated financial statements, report of independent registered public accounting firm and other information included in our 2011 Annual Report to Stockholders that is available on our website at investors.meritagehomes.com.

Information about our company is provided on our Internet website at www.meritagehomes.com. Our periodic and current reports, including any amendments, filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) are available, free of charge, on our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). The information contained on our website is not considered part of our Exchange Act reports or this proxy statement.

Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board of Directors has established an Audit Committee, Executive Compensation Committee and Nominating/Governance Committee. The charter of each of these committees is available on our website, along with our Code of Ethics and our Corporate Governance Principles and Practices. Our committee charters, Code of Ethics and Corporate Governance Principles and Practices are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed above, Attention: Corporate Secretary.

VOTING SECURITIES OUTSTANDING

On the record date, there were 32,748,087 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities. Each share is entitled to one vote on each proposal to be voted on at the annual meeting. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy.

VOTING PROXIES

Shares of common stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, and FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, FOR the advisory vote on Say on Pay proposal and FOR the amendment to the 2006 Stock Incentive Plan.

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”, and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.

If you do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote on “Say on Pay”) and Proposal 4 (Amendment to the 2006 Stock Incentive Plan) and your shares will be counted as a “broker non-vote” on those proposals.

As the record or beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Notice.

General Information

Date, Time and Place of Meeting	The annual meeting will be held on Friday, May 25, 2012, at 10:00 a.m. local time at our corporate offices at 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.

Record Date	The record date for the annual meeting is March 30, 2012. Investors who hold shares of our stock at the close of business on the record date will be entitled to vote on the matters proposed in this proxy statement.

Voting Information	You can vote in person at the annual meeting or submit a proxy to have your shares represented without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may submit your proxy via the Internet, regular mail, or by calling the telephone number provided in the Notice, and you will be asked to enter your 11- or 12-digit control number. If you request a printed copy of these materials, you may also fill out and sign the proxy card enclosed therein and return it by mail in the envelope provided.

You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting in person at the annual meeting. Attendance at the meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.

Quorum	The presence in person or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.

The Proposals

Election of Directors (page 8)	Steven J. Hilton, Raymond Oppel, Richard T. Burke, Sr. and Dana Bradford are each presently serving as Class I Directors. Messrs. Hilton, Oppel, Burke and Bradford are nominated for re-election. Michael R. Odell is presently serving as a Class II Director and is nominated for election as he was recently appointed by the Board in December 2011.

The Board of Directors recommends a vote FOR each of these directors.

If a quorum is present, the four Class I nominees who receive the most votes and the Class II nominee who receives the most votes will be elected. Broker non-votes and votes that are withheld will not count as votes cast either for or against the nominee. Please vote on this matter.

Ratification of Auditor (page 8)	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

The Board of Directors recommends a vote FOR this proposal.

If a quorum is present, an affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2012 will stand, unless the Audit Committee determines there is a reason for making a change.

Advisory Vote to Approve Compensation of our Named Executive Officers (“Say on Pay”) (page 9)

Stockholders will be given the opportunity to vote on an advisory resolution to approve the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).

The Board of Directors recommends a vote FOR the resolution approving the compensation of our NEOs.

If a quorum is present, approval of the advisory vote requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not be counted either for or against this proposal.

Approval of an Amendment to our 2006 Stock Incentive Plan to Increase the Number of Shares Available for Issuance (page 10)

Under our 2006 Stock Incentive Plan, the Company’s executives, officers, employees, non-employee directors, consultants and advisors are eligible to receive awards of stock options, stock appreciation rights, restricted stock awards, performance share awards and performance based awards. We are asking for your approval of an amendment to the 2006 Stock Incentive Plan. The amendment will increase the number of shares available under the Plan by 1,200,000 shares from 1,850,000 (excluding shares remaining available for grant that were rolled into the 2006 Stock Incentive Plan from our former stock plan) to 3,050,000. We are asking for you to approve this amendment because the Board has determined that increasing the number of shares available for grant generally under the plan is necessary to be able to grant additional equity awards in order to continue to retain and motivate key employees in the continuing difficult homebuilding environment.

The Board of Directors has approved this amendment to the plan and recommends a vote FOR this proposal.

The affirmative vote of a majority of the votes cast on the proposal is required for approval of this amendment to the 2006 Stock Incentive Plan, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on this amendment, broker non-votes and abstentions will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Our Board of Directors currently has eight members. The directors are divided into two classes serving staggered two-year terms. This year our Class I Directors are up for election. The Board, upon the recommendation of its Nominating/Governance Committee, has nominated for re-election Steven J. Hilton, Raymond Oppel, Richard T. Burke, Sr., and Dana Bradford, each of whom are presently serving as Class I Directors. Michael R. Odell was appointed by the Board as a Class II Director in December 2011 and is therefore standing for election for the first time. Mr. Odell was approached by the Nominating/Governance Committee based on the Board’s knowledge of his significant business experience.

Biographical information for each of our director nominees is set forth on pages 19 and 20.

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may:

•	vote FOR all nominees;

•	WITHHOLD votes for all nominees; or

•	WITHHOLD votes as to specific nominees.

Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the Board’s nominees. If a quorum is present, the four Class I nominees and the Class II nominee who receive the most votes will be elected. Broker non-votes and votes that are withheld will not count as either votes for or against the nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.

If a quorum is present, an affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2012 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2011 will stand, unless the Audit Committee determines there is a reason for making a change.

THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL NO. 2 AND UNANIMOUSLY RECOMMENDS A

VOTE “FOR” PROPOSAL NO. 2.

ADVISORY VOTE ON SAY ON PAY

(PROPOSAL NO. 3)

Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):

RESOLVED, that compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Background on Proposal

In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.

At our 2011 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by 91% of total votes cast. This high approval rating further indicates that our stockholders are in agreement with our Compensation Committee and its direction of setting compensation arrangements based on thresholds that are in line with the goals of our stockholders. While the advisory vote approved our current compensation package, we have nonetheless made revisions to further tighten our NEO compensation packages, including the elimination of tax gross-ups on insurance premium reimbursements effective in fiscal 2013 as well as implemented tighter restrictions on re-pricing of options or SARS awards in our stock incentive plan. In addition, at our 2011 Annual Meeting of Stockholders, the stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis. In light of these results, the Company’s Board of Directors has decided to hold its future advisory votes on the compensation of named executive officers annually until the next frequency vote. This Proposal No. 3 represents this year’s Say on Pay vote and we anticipate holding a Say on Pay vote again in 2013. A frequency vote is required to be held at least once every six years.

For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2011, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning at page 35, provide additional information about the compensation that we paid to our NEOs in 2011. As described in the Compensation Discussion and Analysis, which begins at page 25, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive. During 2011, through the combined efforts of our NEOs in these challenging economic times, particularly in the homebuilding industry, Meritage was successful in achieving the following accomplishments:

•	Generated year-over-year increases in many of our key operating metrics, including home orders, order backlog, average sales price and the number of actively selling communities.

•	Announced entry into two new and promising markets: Raleigh-Durham, North Carolina and Tampa, Florida. Sales operations began in Raleigh in the fourth quarter with 24 sales in three actively-selling communities. Operations in Tampa are expected to begin in the first half of 2012.

•	Successfully differentiated ourselves from other production builders through Meritage Green, our energy-efficiency program, which we believe has helped us to increase both sales and profitability.

The Board and NEOs recognize the long-term challenges the Company has faced through the downturn and over the past several years. While the above accomplishments were recognized, the Company has implemented prudent and responsible compensation policies in the shareholders’ interest, some of which include:

•	Actions over the last several years have included freezing base salaries for our NEOs, despite automatic increase provisions in some employment agreements, with Mr. Hilton taking a voluntary pay cut in 2009. In 2010, Mr. Hilton’s pay was re-established at the 2008 rate, and only Messrs. Seay and Davis received salary increases to bring them more in line with market compensation levels.

•	The Compensation Committee is continually evaluating the compensation packages for our NEOs and adjusting them as conditions warrant, including setting performance targets for both cash and equity awards. Some of such awards have been forfeited over the last several years in cases where targets were not met.

•	Other than auto allowances and reimbursement of certain life and disability or long-term care insurance premiums, perquisites for our NEOs were essentially discontinued.

•	NEOs must comply with security ownership requirements, as discussed on page 30.

•	Incentive compensation is balanced between cash and equity awards, as discussed on page 29.

•	Each employment agreement of our NEOs includes a provision for the clawback (or offset) of incentive bonuses to the extent any financial results are misstated as the result of the NEO’s willful misconduct or gross negligence.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Executive Compensation Committee. However, the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

If a quorum is present, approval of the advisory vote requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not be counted either for or against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION

SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL TO APPROVE AN AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

(PROPOSAL NO. 4)

On February 10, 2012, our Board of Directors adopted amendments to the Meritage Homes Corporation 2006 Stock Incentive Plan (the “2006 Plan”), including an amendment that subject to stockholder approval would increase the number of shares available under the Plan by 1,200,000 shares to 3,050,000. In addition to the proposed 3,050,000 total availability in the 2006 Plan, our prior plan had 5,900,000 shares approved, and of that amount, 1,863,832 shares were transferred into the 2006 Plan because they were never granted or were granted and subsequently canceled or forfeited. Based on current grant and cancellation/forfeiture rates, we believe the proposed share increase should be sufficient for grants through at least 2014. In addition to the share count increase, the amendments strengthen the 2006 Plan’s prohibition against re-pricing underwater options to include a prohibition against cash buybacks. Only the amendment to increase the number of shares under the 2006 Plan is subject to and being presented for stockholder approval.

Certain material features of the plan are discussed below, however, the description is subject to, and qualified by the full text of the plan attached as Appendix A, which includes the proposed amendment highlighted, in addition to changes enhancing the 2006 Plan’s prohibitions against re-pricing. The closing price for our common stock on March 30, 2012, as reported on the NYSE, was $27.06 per share. We anticipate filing a Form S-8 registration statement with the SEC shortly after the annual meeting to register the additional shares approved by this proposal.

The Board believes the 2006 Plan promotes success and enhances our value because it ties the personal interests of the participants to those of stockholders and provides the participants with an incentive for outstanding performance. The Executive Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the plan, and has exclusive authority over it, including the power to determine a participant’s eligibility, the types of awards to be granted, the timing of the awards and the exercise price of awards.

In reaching our conclusion as to the appropriateness of the additional share proposal, we reviewed key metrics that are typically used to evaluate such proposals. Many investors use a burn rate calculation in order to quantify how quickly a company uses its shareholder capital. Meritage has a three-year burn rate of 1.97%, well below the threshold set by a major proxy advisory firm for our industry (consumer durables and apparel) of 4.81%. This burn rate assumes a 1.5x weighting for restricted stock grants. Our unweighted burn rate is 1.44%. Further, our burn rate has steadily decreased over the last three years included in the calculation. Additionally, many investors look at voting power dilution to see the effect that shares will have on dilution. Full voting power dilution of all outstanding shares, assuming all 1,200,000 shares in the proposal were fully dilutive as of December 31, 2011, would yield a 10.03% dilution for Meritage, which is well below our industry median.

Administration

The 2006 Plan will be administered by the Compensation Committee. The Compensation Committee has the authority to interpret and administer the 2006 Plan in order to carry out the purposes of the 2006 Plan. The Compensation Committee has the authority to determine those persons eligible to receive Awards, the number of shares subject to an award and to establish and interpret the terms and conditions of any Awards. The Compensation Committee may also make exceptions to the provisions of any Awards. All determinations of the Compensation Committee are final and binding.

Eligibility

Awards may be made to any officer, employee or executive of the Company, as well as to non-employee directors and consultants or advisors to the Company. As of December 31, 2011, there were seven non-employee directors and approximately 125 officers and employees of the Company and its subsidiaries eligible to participate in the 2006 Stock Incentive Plan.

Types of Awards

The 2006 Plan provides for grants of stock options, stock appreciation rights, restricted stock, performance shares and performance-based awards (each, an “Award”), whether granted alone or in combination, pursuant to which shares of common stock, cash or a combination thereof may be delivered to the Award recipient; provided that stock appreciation rights will be paid only in shares. Under the 2006 Plan, the total number of shares of common stock available for future Awards is reduced by one share for each share issued in connection with an option or a stock appreciation right and by 1.38 shares for each share issued in connection with any other type of Award.

Options. An option is the right to purchase shares of common stock at a future date at a specified exercise price. The Compensation Committee may grant both nonqualified stock options and incentive stock options under the 2006 Plan. The per share exercise price will be determined by the Compensation Committee, but must be at least equal to the fair market value of the underlying shares of common stock on the date of grant. The Compensation Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than 10 years from the date of grant. However, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying shares of common stock on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in shares of common stock, cash or a combination thereof, as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of shares issuable under the option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Options cannot, without stockholder approval, be repriced, cancelled and regranted at a lower exercise price, or repurchased for cash, other than in connection with a change in the Company’s capitalization.

Stock Appreciation Rights. A stock appreciation right is a right granted to the participant to receive, in shares of common stock, an amount equal to the appreciation of one share of common stock from the date of grant.

Restricted Stock Awards. Awards of shares of stock may be granted under the 2006 Plan, although the shares are generally subject to a risk of forfeiture or to other conditions or restrictions for specified periods of time. The Compensation Committee does not typically issue a stock certificate representing a restricted stock award until the restrictions applicable to all or part of the award have lapsed, and the Compensation Committee has discretion to waive in whole or in part restrictions or forfeiture conditions relating to the restricted stock award.

Performance Share Awards. Performance share awards are rights to receive, in cash, shares of common stock or a combination thereof, an amount equal to the value of common stock if certain performance goals are attained.

Performance-Based Awards. The purpose of performance-based awards is to qualify restricted stock or performance share awards as “performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the executive officers named in the summary compensation table of its annual proxy statement. The limit is $1 million per officer per year, with certain exceptions. However, the deductibility limit does not apply to “performance-based compensation” if the qualifying performance criteria and maximum amounts payable upon the satisfaction of performance goals are approved in advance by the Company’s stockholders. Stockholders previously approved the qualifying performance criteria and maximum amounts payable for purposes of Section 162(m) of the Code at the Company’s annual meeting of stockholders in 2010 and this approval is valid until 2015.

Notwithstanding the satisfaction of the performance criteria, the number of shares issued or the amount paid under an Award may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion may determine.

Change in Control

The 2006 Plan provides that if a change of control occurs and Awards are converted, assumed, or replaced by a successor, the Compensation Committee has the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. If a change of control occurs and the Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse.

Amendment to or Termination of the 2006 Plan

The Compensation Committee, with the Board’s approval, may amend, alter or discontinue the 2006 Plan. However, other than in connection with a change in the Company’s capitalization, no amendment may be made without stockholder approval if such amendment would:

•	increase the maximum number of shares of common stock for which Awards may be granted under the 2006 Plan;

•	permit the Compensation Committee to grant options with an exercise price that is below the fair market value of a share of common stock on the date of grant;

•	permit the Compensation Committee to extend the exercise period for an option beyond 10 years from the date of grant;

•	permit the Compensation Committee to reprice previously-granted options; or

•	require stockholder approval under any laws, regulation or stock exchange rule.

U.S. Federal Tax Consequences

The following is only a summary of the consequences of U.S. federal income taxation to the participant and the Company with respect to the grant and exercise of Awards under the 2006 Plan. The summary is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the 2006 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving Awards under the 2006 Plan.

Nonqualified Stock Options and Stock Appreciation Rights. Generally, a participant will not recognize income upon the grant of a nonqualified stock option or a stock appreciation right; instead, the holder of a nonqualified stock option or a stock appreciation right will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. On a subsequent sale of the shares of common stock received upon exercise, the difference between the net proceeds of sale and the fair market value of the shares on the date of exercise will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period).

Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if the participant satisfied certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Company or any of its subsidiaries (or later than one year if he or she is disabled), unless he or she has died. To satisfy the holding period requirement, a participant must hold the stock acquired upon exercise of the incentive stock option more than two years from the date of grant of the stock option and more than one year after the transfer of the shares of common stock to him or her. If these requirements are satisfied the participant will on the sale of such stock be taxed on any gain, measured by the difference between the option price and the net proceeds of sale, generally at long-term capital gains rates.

If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirements (a “disqualifying disposition”), the participant will, in the usual case, recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the option price of the option; and (iii) capital loss equal to the excess, if any, of the option price over the sales price.

Individuals are subject to an “alternative minimum tax” based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The amount by which the fair market value of the shares acquired upon exercise of an incentive stock option exceeds the exercise price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

Stock options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of the Company’s plans) exceeds $100,000 based on the fair market value of the stock at the date of grant.

Restricted Stock. A participant will not recognize income upon the grant of restricted stock. If the participant makes an election under Code Section 83(b) within 30 days after receiving the shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed by the 2006 Plan) at the time of grant over any amount paid by the participant. Then, upon the sale of such stock, the difference between the fair market value at the time of grant and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to shares of common stock that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and any restrictions imposed by the 2006 Plan on the Award terminate in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to shares of common stock subject to restrictions will be treated as additional compensation income and not as dividend income.

Performance Shares. A participant will not recognize income upon the grant of a performance share. The participant will recognize ordinary income in the year vested equal to the fair market value of shares of common stock or cash received.

Withholding Taxes. Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards granted under the 2006 Plan. The Compensation Committee may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of common stock, by electing to have the Company withhold a portion of the shares that would otherwise be issued upon exercise of an Award (based upon the minimum statutory withholding amount) or by tendering shares already owned by the participant for more than six months.

Section 409A of the Internal Revenue Code of 1986, as amended, became effective as of January 1, 2009. If certain awards fail to comply with Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the 2006 Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the 2006 Plan in such a manner.

The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of the Company, and depending upon the terms and conditions of Awards granted under the 2006 Plan and upon the individual circumstances of the participants, certain amounts with respect to Awards granted under the 2006 Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. In addition, in certain instances as a result of the application of Section 162(m) of the Code, the Company may be denied a compensation deduction for Awards grated to certain officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1 million in a given year.

Plan Benefits

The following table sets forth grants of options and restricted shares through March 1, 2012 made under the 2006 Plan since its inception to (i) all our named executive officers, individually and as a group; (ii) all current directors and director nominees who are not executive officers, individually and as a group; and (iii) all employees, including all current officers who are not executive officers, as a group. Grants under the plan are made at the discretion of the Board of Directors.

Individual or Group Name	Number of Shares Subject to Options and Non-Vested Shares Granted (1)	Weighted Average Exercise Price per Share (2)
Executive Officers
Steven J. Hilton	427,500	$23.40
Larry W. Seay	201,667	$23.08
C. Timothy White	100,000	$32.08
Steven M. Davis	106,000	$28.97

Executive Officer Group (four persons)	835,167	$24.10

Non-Executive Director Group
Robert G. Sarver	29,500	$25.32
Raymond Oppel	29,500	$25.32
Peter L. Ax	29,500	$25.32
Richard T. Burke, Sr.	29,500	$25.32
Gerald W. Haddock	29,500	$25.32
Dana Bradford	21,000	$—
Michael R. Odell	18,000	$—

Non-Executive Director Group (seven persons)	186,500	$25.32

Non-Executive Officer Employee Group (about 125 persons)	826,016	$23.77

(1)	Balance includes performance awards granted to our NEO’s including those where the performance criteria has not yet been achieved.
(2)	Weighted average exercise price per share is for options only and excludes any restricted shares.

Steven J. Hilton, Larry W. Seay, C. Timothy White and Steven Davis are each party to an employment agreement effective January 1, 2010, which contemplates that for years after 2011, the executive will receive an option to purchase shares of Company stock as follows:

•	Steven J. Hilton, a minimum of 90,000 shares*

•	Larry W. Seay, a minimum of 36,667 shares*

•	C. Timothy White, a minimum of 15,000 shares*

•	Steven Davis, a minimum of 15,000 shares*

*	Or such other equivalent number of shares subject to full value awards as the Compensation Committee determines it its discretion.

In early 2012, the Compensation Committee granted performance and restricted shares to our NEOs. The Compensation Committee jointly with the NEOs agreed that the restricted shares and restricted performance shares that were granted represent the appropriate level of equity-based compensation and the NEOs have accepted such grants in full satisfaction of the amounts contemplated in their respective employment agreements and as discussed above.

The Board of Directors has reviewed the shares currently available under the 2006 Plan and has determined that it is appropriate to increase the maximum number of shares authorized for issuance under the 2006 Plan. As of March 30, 2012, (i) 5,057,444 shares have been issued upon exercise of options or vesting of non-vested shares under the 2006 Plan, (ii) option grants representing 825,667 shares were outstanding under the 2006 Plan and (iii) 1,067,700 shares of restricted stock had been awarded under the 2006 Plan and not otherwise forfeited, cancelled or vested. The total number of shares of common stock available for awards under the 2006 Plan currently is 240,572, which the Board believes is inadequate for the purpose of providing future equity incentives. The Board has determined that increasing the amount of shares of common stock issuable under the 2006 Plan is necessary in order to be able to grant additional equity awards to continue to attract, retain and motivate key employees in the continuing difficult homebuilding environment. As a result, the Board is asking the stockholders to approve the amendment to the 2006 Plan that approval would increase the number of shares available under the Plan by 1,200,000 shares to 3,050,000. In addition to the proposed 3,050,000 total availability in the 2006 Plan, our prior plan had 5,900,000 shares approved, of that amount 1,863,832 shares were transferred into the 2006 Plan because they were never granted or were granted and subsequently canceled or forfeited.

The affirmative vote of a majority of the votes cast on the proposal is required for approval of this amendment to the 2006 Plan, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on this amendment, broker non-votes and abstentions will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER.

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Management. The following table summarizes, as of March 15, 2012, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•	each Meritage director and nominee for director;

•	each executive officer named in the summary compensation table; and

•	all Meritage directors and executive officers as a group.

Name Of Beneficial Owner(1)	Position With The Company	Number Of Shares Owned		Right To Acquire By May 15, 2012	Total Shares Beneficially Owned(2)	Percent Of Outstanding Shares (3)
Steven J. Hilton	Director, Chairman and CEO	1,791,361	(4)	239,064	2,030,425	6.2%
Robert G. Sarver	Director	1,189,800	(5)	11,500	1,201,300	3.7%
Raymond Oppel	Director	47,000	(6)	11,500	58,500	*
Peter L. Ax	Director	36,000		11,500	47,500	*
Richard T. Burke, Sr.	Director	26,000		11,500	37,500	*
Gerald W. Haddock	Director	44,000	(7)	11,500	55,500	*
Dana Bradford	Director	1,006,000	(8)	—	1,006,000	3.1%
Michael R. Odell	Director	—		—	—	*
Larry W. Seay	Executive Vice President and Chief Financial Officer	60,965		108,668	169,633	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	38,126		15,000	53,126	*
Steven M. Davis	Executive Vice President—Chief Operating Officer	29,140		23,000	52,140	*
All current directors and executive officers as a group (11 persons)		3,268,392		443,232	3,711,624	11.3%

*	Less than 1%.
(1)	The address for our directors and executive officers is c/o Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.
(2)	The amounts shown include the shares of common stock actually owned as of March 15, 2012, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of March 15, 2012 upon exercise of options are considered as outstanding for computing the percentage of the shares owned by that person or group, but are not considered as outstanding for computing the percentage of the shares of stock owned by any other person.
(3)	Based on 32,738,621 shares outstanding as of March 15, 2012.
(4)	Shares are held by family trusts. 400,000 of these shares were pledged to a third-party lending institution.
(5)	Amount excludes (i) 8,000 shares that Mr. Sarver is deemed to indirectly own through his family members, and (ii) 1,185,920 shares owned by an entity affiliated with the McCarthy Group, LLC (“McCarthy”). Mr. Sarver has expressly disclaimed any beneficial ownership of the McCarthy shares. Amount includes (i) 1,000,000 shares that are owned by Southwest Value Partners Fund XIV, LP (“SVP”), an entity in which Mr. Sarver indirectly shares control over voting, purchase and disposition of these shares and (ii) 8,800 shares owned by trusts for the benefit of Mr. Hilton’s children. Mr. Sarver has expressly disclaimed any beneficial ownership of the shares held by the trusts for the benefit of Mr. Hilton’s children.
(6)	6,000 shares are owned indirectly by family trusts.

(7)	24,000 shares are pledged to a third-party lending institution to secure a loan.
(8)	Amount includes 1,000,000 shares that are owned by SVP, an entity in which Mr. Bradford indirectly shares control over voting, purchase and disposition of these shares. These represent the same 1,000,000 shares reported by Mr. Sarver relating to SVP in note (5) above.

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 15, 2012, the only other known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
Fidelity Management and Research, LLC (1)	82 Devonshire Street Boston, MA 02109	4,531,224	14.0%
The Bank of New York Mellon Corporation (2)	One Wall Street, 31st Floor New York, NY 10286	3,168,404	9.8%
T. Rowe Price Associates, Inc. (3)	100 E. Pratt Street Baltimore, MD 21202	3,168,850	9.7%
BlackRock, Inc. (4)	40 East 52nd Street New York, NY 10022	2,638,437	8.1%
EARNEST Partners, LLC (5)	1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	1,622,915	5.0%

(1)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 14, 2012, Fidelity Management and Research, LLC has sole voting power with respect to 580,911 shares and sole dispositive power with respect to 4,531,224 shares.
(2)	Based solely on a Schedule 13G/A filed with the SEC on January 27, 2012, The Bank of New York Mellon Corporation has sole voting power with respect to 2,623,201 shares, sole dispositive power with respect to 2,874,918 shares, shared voting power with respect to 530 shares, and shared dispositive power with respect to 286,500 shares.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2012, T. Rowe Price Associates, Inc. has sole voting power with respect to 775,950 shares and sole dispositive power with respect to 3,168,850 shares.
(4)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2012, Blackrock, Inc. and certain affiliated entities have sole voting power and sole dispositive power with respect to 2,638,437 shares.
(5)	Based solely on a Schedule 13G/A filed with the SEC on September 12, 2011, Earnest Partners, LLC has sole voting power with respect to 595,489 shares, shared voting power with respect to 315,826 shares and sole dispositive power with respect to 1,622,915 shares.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business. We have established and operate in accordance with a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board of Directors can pursue our strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices

We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•	director qualifications,

•	independence criteria,

•	director responsibilities,

•	our committee responsibilities and structure,

•	officer and director stock ownership requirements,

•	director resignation policy,

•	director access to officers and employees,

•	our philosophy with respect to director compensation,

•	Board evaluation process,

•	confidentiality requirements,

•	director orientation and continuing education, and

•	our plans with respect to management succession.

Our Corporate Governance Principles and Practices are available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as the Committee deems appropriate.

Director Qualification and Independence

Our Board of Directors is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our company allow the Board to complete its key task as the over-seer and governing body of Meritage Homes Corporation. Although the Board does not have a specific policy regarding diversity, the Board believes it should be comprised of a diverse group of persons with the following skills, backgrounds and experiences:

•	management or board experience in large complex institutions, as well as small entrepreneurial companies,

•	finance, banking and capital markets,

•	accounting,

•	legal and regulatory,

•	real estate, including homebuilding, commercial and land development,

•	sales and marketing, and

•	operations.

Additionally, the Board believes that diversity is an important consideration in the composition of the Board of Directors and includes such factors as its Directors’ skills, areas of expertise, gender, race and culture. Our Board is comprised of the following members:

Class I Directors

Steven J. Hilton, 50, was co-chairman and co-chief executive officer of Meritage Homes Corporation from 1997 to May 2006. In May 2006, Mr. Hilton was named the Company’s chairman and chief executive officer. In 1985, Mr. Hilton co-founded Arizona-based Monterey Homes, the predecessor company to Meritage Homes Corporation. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1996. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation, a leading bank holding company based in Phoenix, Arizona. Mr. Hilton has almost 30 years of real estate experience and is considered an expert and innovator in the homebuilding industry. He is a frequent participant in panels and interviews regarding the industry.

Raymond Oppel, 55, has been a director since December 1997. He was the co-founder, chairman and chief executive officer of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold in 1995 to the public homebuilder KB Home. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. Mr. Oppel has almost 20 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Richard T. Burke, Sr., 68, has been a director since September 2004. Mr. Burke is the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chairman and chief executive officer of until 1988. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team. For the last six years, Mr. Burke also served as a director for First Cash Financial Services, Inc. Mr. Burke is a business and civic leader in Phoenix, Arizona, and his experience as the chairman and CEO of a multi-billion dollar public company provides the Board with outstanding corporate governance and financial insight.

Dana C. Bradford, 47, has been a director since August 2009. Mr. Bradford is the CEO of the Waitt Company, a diversified investment company with investment holdings in public and private companies, alternative investments, and real estate. Previously, Mr. Bradford was the president and managing partner of McCarthy Capital Corporation, a private equity firm based in Omaha, Nebraska, with nearly $1 billion in assets under management. In additional to his duties as CEO, he serves as chairman of the boards of SAFE Boats International, a Seattle based manufacturer of boats for the security and defense industry and Vornado Air, a Wichita based manufacturer of branded consumer products. Mr. Bradford also serves as a director on the boards of the Waitt Company and Southwest Value Partners, a San Diego based real estate investment company. Mr. Bradford formerly served as a director on the boards of Ballantyne (AMEX: BTN), a movie projector manufacture; NRG Media, a sixty station radio network; Guild Mortgage, a San Diego based full-line mortgage company; Gold Circle Films, a Los Angeles based movie production company, and McCarthy Group, an Omaha based investment company. Mr. Bradford is active in his community, currently serving on the board of the Children’s Hospital and Medical Center, the Greater Omaha Chamber of Commerce, the Knights of Ak-Sar-Ben Foundation and the Metropolitan Entertainment and Convention Authority. He also serves as a community advisor to Ak-Sar-Ben Future Trust and the Robert B. Daugherty Charitable Foundation. Mr. Bradford earned a bachelor’s degree in business administration from the University of Arizona. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.

Class II Directors

Peter L. Ax, 52, has been a director since September 2000 and is the managing partner of Phoenix Capital Management, a venture capital firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a publicly held consolidator and developer of coin-operated Laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York. Mr. Ax is also on the board of directors of iGo, Inc. (NASDAQ: IGOI) and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle based investment banking and merchant banking firm. Mr. Ax holds an M.B.A. from the Wharton School at the University of Pennsylvania and a law degree from the University of Arizona, and has been a certified public accountant. He has also been an accounting instructor at the Wharton School and is regularly a judge in the annual Wharton Business Plan competition. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.

Robert G. Sarver, 50, has been a director since December 1996, and is the chairman and chief executive officer of Western Alliance Bancorporation, a director of Skywest Airlines, and the managing partner of the Phoenix Suns NBA basketball team. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. From 1995 to 1998, he served as chairman of Grossmont Bank. In 1990, Mr. Sarver co-founded and currently serves as the executive director of Southwest Value Partners, a real estate investment company. Mr. Sarver founded the National Bank of Arizona and was its President until its acquisition by Zions Bancorporation in 1994. Mr. Sarver has been a certified public accountant. Mr. Sarver has been active in the real estate industry for more than 20 years and is known nationwide as a leader and expert in banking. He has extensive experience in a wide spectrum of successful real-estate activities, including commercial, residential and development projects.

Gerald W. Haddock, 64, was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as president and chief executive officer of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a director and audit committee chairman of ENSCO International, Plc., a leading global offshore oil and gas drilling service company. He is a former Board Member of Cano Petroleum, Inc., having served from late December 2004 to October 2008. He also serves on the Board of Directors of the Baylor Foundation of Baylor University and on the Board of Trustees of the M.D. Anderson Proton Therapy Education and Research Foundation. In 2010, Mr. Haddock became a member of the International Advisory Board of the CEELI Institute, an international provider of post-graduate and professional legal education, as well as a director of the Friends of the CEELI Institute. In 2011, Mr Haddock became a member of the Board of Trustees of the Baylor College of Medicine. Mr. Haddock received his Bachelor of Business Administration and Juris Doctorate degrees from Baylor University. He also received a Master of Laws in Taxation degree from New York University and a Masters of Business Administration degree from Dallas Baptist University.

Michael R. Odell, 48, has been a director since December 2011. He is the president and chief executive officer of The Pep Boys – Manny, Moe & Jack. Pep Boys is the nation’s leading automotive aftermarket service and retail chain, with more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico. Mr. Odell joined Pep Boys in September 2007 as the chief operating officer, and has also been a member of the Pep Boys’ Board of Directors since 2008. Previously, he served as executive vice president and general manager of Sears Retail & Specialty Stores, a $27 billion division of Sears Holdings Corporation. He joined Sears in 1994 where he served in executive operations positions of increasing responsibility, including as Vice President, Stores—Sears Automotive Group. Prior to Sears, Mr. Odell was a CPA with Deloitte & Touche LLP.

In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders. The Nominating/Governance Committee also evaluates and reports to the Board of Directors regarding the independence of each candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board of Directors must be independent.

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships the director may have with the Company.

As a result of its review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors are Peter L. Ax, Raymond Oppel, Richard T. Burke, Sr., Gerald W. Haddock, Dana Bradford and Michael R. Odell.

In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals and Meritage. Except as noted below, the Board of Directors determined no relationship exists between Meritage and any independent director or any of its executive officers:

•	Steven J. Hilton is not considered independent because he is employed by the Company.

•

Prior to 2004, Robert G. Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Mr. Sarver and Meritage along with relationships between Mr. Sarver and Mr. Hilton. Mr. Sarver and Mr. Hilton have certain business relationships unrelated to Meritage, including Mr. Sarver serving as trustee of certain of Mr. Hilton’s family trusts. The Nominating/Governance Committee evaluated these relationships and determined that they did not impair Mr. Sarver’s independence because they do not involve Meritage and are insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Mr. Hilton purchased a minority ownership interest. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver and Hilton and because Meritage had purchased advertising with the Phoenix Suns, although that advertising contract expired in 2008. The Nominating/ Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience. Nevertheless, the Nominating/Governance Committee concluded it is in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director. Mr. Sarver does not serve on any Board committees.

•

As disclosed in footnotes (5) and (8) to the Security Ownership by Management and Principal Stockholders table, Dana Bradford is deemed to indirectly own 1,000,000 shares of Meritage Homes common stock that are owned by Southwest Value Partners Fund XIV, LP, an entity in which Mr. Bradford shares control over voting, purchase and disposition of the shares. As disclosed, Robert Sarver also has an interest in SVP, although he disclaims any beneficial ownership of the Meritage Homes shares owned directly or indirectly by McCarthy. The Board of Directors evaluated Mr. Bradford’s interest in SVP, including the related interests of Robert Sarver in that entity, and determined that Mr. Bradford’s independence was not impaired because, among other reasons, the relationship only involves an indirect ownership of Meritage Homes common stock and there are no transactions, directly or indirectly, between Mr. Bradford (or the SVP entity) and the Company.

The Board has also determined that all governance committees of the Board are composed entirely of independent directors.

Board Leadership Structure

Steven J. Hilton, our co-founder and CEO, also serves as a director and the Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the day-to-day operations of the Company make him highly qualified to serve as our Board’s Chairman. Mr. Hilton co-founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest individual shareholder. The Board of Directors has concluded that this puts Mr. Hilton in a unique position and makes him the most compelling choice to serve both as Chairman of the Board and CEO to effectively represent the stockholders’ interest. Mr. Ax, our Audit Committee Chairman, also serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to Mr. Hilton’s position as Board Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director can call a meeting of the independent directors as he deems necessary, bringing any matters the lead independent director feels should be addressed to the majority of our directors at any time.

CEO and Management Succession

Under the charter of the Nominating/Governance Committee, it is the role of the Nominating/Governance Committee to review and recommend to the Board of Directors changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, and policies regarding succession in the event of an emergency or retirement of the CEO. Our Corporate Governance Principles and Practices provide, among other things, that our Executive Compensation Committee is to conduct an annual review of the performance of the CEO.

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Under our Corporate Governance Principles and Practices, the Board of Directors is responsible for approving a succession plan for our CEO and other senior officers. Issues relating to CEO succession planning are addressed regularly (at least annually) by the Board.

Risk Oversight

Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing significant amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot undertake significant transactions that may result in short-term benefits for their divisions, but that would expose us to unnecessary risks and, similarly, executive management (including our NEOs) cannot engage in such transactions without approval from our Board of Directors. For example, management must obtain approval from the Board of Directors before proceeding with any land acquisition above a pre-established threshold, and our General Counsel regularly reports to the Board of Directors information concerning ongoing litigation and possible legal and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs. Management also operates the business within parameters established by an annual budget that is reviewed and approved by the Board of Directors. At each regular Board meeting, management provides the Board of Directors a status report with respect to the budget and addresses any material variances. We believe our budgeting process provides a useful mechanism for identifying risks and the related rewards and provides a quantitative method for evaluating those risks and rewards. The Board of Directors also provides oversight of risk through its standing committees. For example:

•

Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the on-going internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in approving our annual internal controls monitoring plan and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks and financial risks.

•

Our Executive Compensation Committee oversees risks relating to the compensation and incentives provided to our senior executive officers. The Executive Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Committee approves all grants of equity awards to all of our employees. Since 2009, we have begun using restricted share grants in lieu of stock options in our long-term equity compensation to provide an incentive to balance the assumption of risk while maintaining shareholder value. In addition, for our NEOs, a large portion of these equity grants contain performance vesting criterion.

•	Since 2009, all of our Independent Directors sit on all of our Committees to provide greater Director participation in key policy decisions.

The Board and Board Committees

We currently have eight incumbent directors and the following committees: Audit Committee, Executive Compensation Committee and Nominating/Governance Committee.

Our Board of Directors typically meets on a quarterly basis, with additional meetings held as required. During 2011, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate of the Board and committee meetings of which they were a member. Mr. Odell was appointed December 28, 2011 and was not a Board member at the time of any of the 2011 meetings. In 2010, Mr. Sarver attended 64% of the eleven meetings held, one meeting less than the 75% threshold. This was the first time in his 15 years as a director where he attended less than 75% of the meetings, due to extenuating circumstances related to his role as CEO of a public entity. The Board believes Mr. Sarver contributes significant experience and value to the Board through his background in banking and real estate. Mr. Sarver has expressed his desire to remain an active Board member and does not anticipate a similar attendance concern on a go-forward basis. Directors are expected to attend our annual meetings of stockholders. All directors incumbent at the time attended our 2011 annual meeting, which was held on May 18, 2011.

The following table identifies the current members of our Board of Directors, and describes the current members of each of the committees and the number of meetings held during 2011:

Board of Directors	Audit Committee		Executive Compensation Committee		Nominating/Governance Committee
Steven J. Hilton
Peter L. Ax +	X	**	X		X
Raymond Oppel	X		X	**	X
Richard T. Burke, Sr.	X		X		X
Gerald W. Haddock	X		X		X	**
Dana Bradford	X		X		X
Michael R. Odell	X		X		X
Robert G. Sarver
Number of Meetings	8		4		4

X = Member ** = Chair + = Lead Independent Director

Audit Committee

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act (Exchange Act), and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors in:

•	fulfilling its oversight of the integrity of our financial statements,

•	reviewing and approving any related party transaction between us and senior executive officers and directors,

•	overseeing our compliance with legal and regulatory requirements,

•	determining the independent registered public accounting firm’s qualifications and independence, and

•	evaluating the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as it deems necessary to carry out its duties.

The Audit Committee operates under a written charter established by the Board. The charter is available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. The Board of Directors has determined that Peter Ax, an independent director as defined by the NYSE’s listing standards, is an “audit committee financial expert.” Information about Mr. Ax’s past business and educational experience is included in his biography in this proxy statement under the caption “Class II Directors”.

The report of the Audit Committee is included in this proxy statement under the caption “Report of the Audit Committee.”

Executive Compensation Committee

The Board of Directors has established our Executive Compensation Committee (the “Compensation Committee”) in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board of Directors and its responsibilities include:

•	reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,

•	reviewing and incorporating stockholder preferences with respect to compensation agreements with our NEOs,

•	overseeing all equity-based award grants,

•	making recommendations to the Board of Directors with regard to non-NEO compensation and equity-based awards, and

•	producing a report on executive compensation to be included in our annual proxy statement.

The Compensation Committee is currently comprised of six members of the Board, each of whom is designated to be “independent” under the Corporate Governance Standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code. Generally the Compensation Committee chairman is in charge of setting the schedule for the Compensation Committee’s meetings, as well as the agenda of each meeting.

The Compensation Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request.

The Compensation Committee has the specific authority to hire outside advisors and consultants. However, no consultants were hired during 2009 or 2011 to assist in any compensation-related matters. In late 2010, the Company retained Pearl Meyer & Partners, an independent compensation consulting firm, to present the Board with an update of current compensation trends and practices among homebuilders.

The Compensation Committee determines executive compensation with respect to our NEOs independent of management. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants in most cases are determined or based on an employment agreement between the Company and the NEO, which are negotiated and approved by the Compensation Committee; however, they may be adjusted based on the Compensation Committee’s review of the NEO’s performance and competitive market factors. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants and the nature and size of the proposed award. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There were no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.

Nominating/Governance Committee

The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:

•	identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•	reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices,

•	addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or departure of the CEO,

•	developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,

•	considering director nominations received from stockholders,

•	reviewing the charters of the Compensation Committee, Audit Committee and Nominating/Governance Committee,

•	leading the Board of Directors in its annual review of the Board’s performance,

•	recommending nominees for the Compensation Committee and Audit Committee, and

•	promoting adherence to a high standard of corporate governance and company values.

The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

Director Nomination Process

Stockholder Nominees. The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below. In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:

Meritage Homes Corporation

17851 North 85th Street

Suite 300

Scottsdale, Arizona 85255

Attn: Corporate Secretary

The Secretary will forward all nominations to the Nominating/Governance Committee. In addition, our bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholder Proposals” on page 44 of this proxy statement.

Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our separate new director criteria. Prospective nominees must meet the Company’s qualification requirements set forth in our Corporate Governance Principles and Practices and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.

Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. The Nominating/Governance Committee also evaluates each candidate in the context of maintaining and creating Board diversity, as previously discussed. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.

Executive Sessions of Independent Directors

Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2011. Peter Ax is our Lead Independent Director and presides over these executive session meetings.

Code of Ethics

We are committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors. The Code is available on our website at investors.meritagehomes.com and we will provide a print copy to any stockholder upon request.

Communications with the Board of Directors

Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 3.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately below.

Introduction and Summary

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. For our 2011 fiscal year, our NEOs were:

•	Steven J. Hilton, Chairman and Chief Executive Officer,

•	Larry W. Seay, Executive Vice President, Chief Financial Officer,

•	C. Timothy White, Executive Vice President, General Counsel and Secretary, and

•	Steven M. Davis, Executive Vice President, Chief Operating Officer

This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during 2011, including the award of bonuses related to 2011 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.

2011 Environment

The economy and homebuilding markets continued to be challenged during 2011. The first half of 2011 was comparatively less successful than the first half of 2010, mostly due to an elevated level of 2010 sales and closings as a result of the federal homebuyer tax credit program, which expired in the second quarter of 2010 and translated into lower home closing revenue and sales for 2011 compared to the first half of 2010. To effectively operate in these difficult economic times, our executive management team remains focused on three main goals of (1) returning to and maintaining profitability, (2) generating positive cash flow and (3) strengthening our balance sheet.

Meritage finished 2011 on a positive note by posting gains in the fourth quarter in many of our key operating metrics and we continued to focus on generating greater profit on each sale while controlling our overhead expense. We took strategic actions through entering new markets during the year, commencing sales in the Raleigh-Durham, North Carolina market in the fourth quarter and announcing our entry into the Tampa, Florida market in December 2011. We believe that strategic investments in our new communities, markets and product offerings create a differentiated strategy that has lessened the impact of the current economic conditions and improved our operating leverage. Throughout 2011, we opened 78 new communities while closing out 72 communities, ending the year with 157 active communities

The profitability and growth of Meritage is dependent on the executive management’s vision and actions to support these strategic goals and we feel we have taken, and continue to take, appropriate steps for Meritage to be well-positioned for success.

Overview

Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long term while simultaneously striving to be externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders, while meeting the following core objectives:

•	Pay for Performance—A substantial portion of the total compensation for each NEO is intended to be variable on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each NEO’s employment agreement was based upon an assessment of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is derived based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the officer’s role in the attainment of the Company’s performance. Due to the ongoing economic recession and severe downturn in the homebuilding industry in recent years, the Compensation Committee has approved a greater percentage of long-term pay for performance awards to our NEOs than what has been our historical composition to more closely align the goals of management with those of our stockholders.

•	Stock Ownership—We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our stockholders and helps to focus our executives on long-term stockholder value creation. Commencing in 2007, we began to award restricted stock to our NEOs as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.

•	Recruiting and Retention—Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other large public homebuilders in our industry. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.

Compensation Peer Group

We compete with homebuilding companies of various sizes for executive talent, and therefore the Compensation Committee generally reviews composite market data reflecting the market median compensation paid to executives with similar roles. On an informal basis, the Company reviews the compensation of its NEOs and compares it to industry peers, analyzing the relationship of the relative amounts of the components of compensation (e.g., salary, bonus, equity compensation and other compensation) to the relative size of each peer company’s revenues, assets and equity. For the past several years, the peer group has been comprised of approximately the top 12 public homebuilders and for the current year is comprised of Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., M/I Homes, Inc., NVR, Inc., PulteGroup, Inc., Ryland Group Inc., Standard Pacific Corp. and Toll Brothers, Inc.

This analysis includes a percentile ranking of the Company’s NEOs’ compensation as compared to the peer group’s NEOs as well as a mathematical computation of predicted compensation assuming the relationship between compensation and revenue, assets or equity derived from the peer group is applied to Meritage Homes’ financial results. Our analysis is informal in nature and is not by itself used to specifically set any particular element of compensation (whether salary, bonus, equity compensation, or otherwise) or compensation targets. Our analysis is used as an overall reasonableness check on the types and levels of compensation paid to our executive officers to ensure that the pay of our NEOs is not excessive, nor too low as to not be deemed a sufficient tool to attract and maintain key talent. The analysis is completed on a retrospective basis and as such, it is used as a guide for our Compensation Committee in setting reasonable future compensation levels and benefits.

While market data is an important factor considered by the Compensation Committee when setting compensation, it is only one of multiple factors, and the amount paid to each executive may be more or less than the composite market median based on the performance of the Company and the executive, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation and long-term incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan and to receive certain personal benefits, as described below. The employment agreements of our CEO and other NEOs were amended in 2010 and are further described in this proxy under the section “—Employment Agreements in Effect for 2011”.

At the 2011 Annual Stockholder meeting, our stockholders overwhelmingly supported our compensation program with 91% of total votes cast. In addition, we engaged with several of our largest stockholders, and their feedback on our compensation programs was very positive. The Compensation Committee considered the 2011 voting results and stockholder feedback and did make a few changes to our compensation programs. Tax gross-up for insurance premium reimbursements are to be eliminated beginning in fiscal year 2013, and we have implemented tighter restrictions on the re-pricing of options and SARS awards in our 2006 Plan.

Base Salary

The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall target compensation. As compared to our compensation peer group, we target our NEO salaries to be commensurate with other public homebuilders. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the company, as well as market data.

Annual Incentive Compensation

In accordance with the terms of each NEO’s employment agreement, each NEO is eligible for annual incentive compensation. As compared to our peer group, we target our NEO incentive compensation to be commensurate with other public homebuilders. The incentive compensation is designed to comply with the requirements of Section 162(m) of the Code to ensure the tax deductibility of incentive compensation paid to our NEOs. Under Section 162(m), we cannot deduct compensation in excess of $1 million that is paid to an NEO in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m).

We believe investors within the public homebuilder industry look to several key financial metrics when valuing companies. These metrics include adjusted EBITDA, return on assets and return on equity. We believe these metrics are readily accepted by the capital markets and investment communities as key measures of a company’s performance. The Compensation Committee has concluded that the combination of these metrics sets an optimal incentive program for our executive officers and aligns their interests with our stockholders. The Company believes that the use of these metrics together results in an appropriate and acceptable balance between operating results (adjusted EBITDA), balance sheet and capital resource management (return on asset and return on equity), and our success in these measures against peer companies. For our NEOs, we have structured the cash incentive component of their compensation to result in the possible award of a percentage of the Company’s Adjusted EBITDA, as defined below. The level of the cash incentive award is based upon our financial performance compared to other public homebuilders in multiple metrics. If the Company compares favorably (e.g., the top half) in each metric (i.e., return on assets and return on equity), the executive is eligible for the maximum award, subject to formal Compensation Committee approval. Where the Company’s performance falls in the lower levels of the metric, the executive is entitled to a lower, or no, bonus, also subject to formal Compensation Committee approval.

When determining the amount (or exclusion) of bonus and incentive compensation to be paid for 2011, the Compensation Committee reviewed and considered the following information:

•	Feedback from the full Board of Directors (excluding the CEO) regarding the performance of the CEO for 2011,

•	The financial and stock performance of the Company, comparable public companies and other companies in our industry with which we compete, including the total relative stockholder return of our Company and our competitors, and

•	Feedback from the CEO supporting the bonus and incentive compensation to be paid to each NEO, based on achieving their specified goals and their personal and departmental contributions to the Company.

For purposes of determining the executives’ formula bonuses, “Adjusted EBITDA” means EBITDA adjusted to exclude impairments, one-time bond, refinancing and offering costs and significant litigation, settlement payments by the Company and similar costs associated with one-time extraordinary events as well as the deductions relating to the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel.

The specific details of each NEO’s 2011 incentive compensation are further described in this proxy under the section “Compensation Discussion and Analysis—Employment Agreements in Effect for 2011”.

In 2011, the Executive Compensation Committee did not approve any performance-based bonuses for any of the NEOs because the Company did not earn positive Adjusted EBITDA, rendering the performance-based bonuses not applicable. The targets established in the NEOs’ employment agreements are reflected in the table below:

	Named Executive Officer
Measurement Criteria	Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis
	Bonus as a Percentage of Adjusted EBITDA
Company’s Return on Assets *
Top half	0.82500%	0.20000%	0.15000%	0.32500%
33%-49% percentile	0.53630%	0.13000%	0.09750%	0.21000%
Below 33%	None	None	None	None
Company’s Return on Equity *
Top half	0.82500%	0.20000%	0.15000%	0.32500%
33%-49% percentile	0.53630%	0.13000%	0.09750%	0.21000%
Below 33%	None	None	None	None

Discretionary Bonuses

In 2011, the Executive Compensation Committee approved discretionary bonuses to Messrs. Hilton, Seay, White and Davis, in the amount of $800,000, $375,000, $400,000 and $320,000, respectively, each of which were lower than the combined performance-based bonuses and discretionary bonuses approved in 2010. The Compensation Committee considered the following key factors in determining to award discretionary bonuses and the amounts of those bonuses:

•	the Company’s favorable year-over-year comparisons in key operating metrics as the year progressed;

•	the total compensation awarded to the NEOs under the new compensation arrangement calculations as compared to total compensation in our industry peer group to ensure our continued competitiveness;

•	the Company’s past and current performance, as well as the Company’s past and current stock performance

•	the NEOs’ individual contributions during a particularly challenging economic environment in 2011.

Long-Term Incentive Awards

Long-term incentives are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. The upside potential of stock option awards will be realized by the NEOs only if our stock price performance improves over the vesting period and/or the term of the awards. Historically, stock options granted to our NEOs generally have had a five-year pro-rata vesting schedule and a seven-year term. Commencing in 2007, we began awarding our NEOs restricted stock awards as part of our total equity compensation structure. In addition, starting in 2009, we began granting performance-based restricted stock awards to our NEOs, as further discussed below. The restricted stock and performance-based restricted stock awards generally have either a three-year pro-rata or three-year cliff vesting schedule.

In connection with our equity awards, we have also adopted equity ownership requirements as further discussed below in the section “Compensation Discussion and Analysis—Security Ownership Requirements.”

The Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their security ownership, help to align the interests of management with our stockholders. The Compensation Committee believes that these equity-based awards provide the opportunity for our executives to benefit from strong equity performance and, particularly in the case of the restricted stock awards, the NEOs focus on balancing stability and preservation of the stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, equity-based awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, we seek to achieve an appropriate balance between cash and non-cash compensation such that management is appropriately incentivized, our working capital and financial results are minimally affected and our stockholders do not experience undue dilution.

Other Compensation

The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited, but help maintain the competitiveness of our compensation package as compared to our peer companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability insurance.

Tax Considerations

Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each NEO named in this proxy statement. The $1 million limitation generally does not apply to compensation that is pursuant to a performance-based plan approved by stockholders. Our policy is to comply with the requirements of Section 162(m) and generally maintain deductibility for all executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.

At the 2006 Annual Meeting of Stockholders, our stockholders approved the 2006 Incentive Plan. The purpose of the 2006 Incentive Plan is to provide for annual incentive awards to the Company’s key executives, including the NEOs, and it is the vehicle through which we pay our cash performance bonuses. The 2006 Incentive Plan is administered by the Compensation Committee and provides for cash awards payable to executives upon the attainment of certain predetermined performance goals for the Company. It is our intent that performance-based awards made pursuant to the 2006 Incentive Plan qualify as deductible compensation under Section 162(m) of the Code. Our stockholders reapproved the 2006 Incentive Plan at the 2010 Annual Meeting.

The current employment agreement for our CEO contemplates the payment of a base salary and benefits that will likely slightly exceed the limitations provided for under Section 162(m). It is not expected that we will incur a Section 162(m) excess resulting in a lost tax deduction that is material.

Security Ownership Requirements

In 2006, we adopted security ownership requirements for our directors and certain executive officers. The Board of Directors believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors and executive officers are required to comply with the following ownership guidelines:

•	Directors, two times annual director fees (exclusive of committee or lead director fees),

•	CEO, four times base salary, and

•	COO, CFO and General Counsel, one times base salary

In the case of the appointment of a new executive officer or director, such person is expected to comply with the requirements within three years of the date of appointment. In order to enable our directors and officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect the person’s compliance with the guidelines. For purposes of the security ownership requirement, stock options and non-vested restricted stock are not considered owned. As of December 31, 2011, all officers and directors were in compliance with their respective security ownership requirements.

Stock Options and Other Equity-Based Awards

Meritage has traditionally granted equity-based awards to directors, senior executive officers and other employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. In 2007, the Company began to grant restricted stock awards to select employees and since 2009, all equity awards company-wide have been comprised of restricted stock as a means of providing sufficient incentive compensation, bringing it more in line with industry trends.

In response to disclosure rules adopted by the SEC and other well-publicized stock option dating concerns, the Board of Directors of Meritage in 2006 approved comprehensive policies relating to the granting of stock options and other equity-based awards. Following is a summary of key aspects of our policies:

•	All stock option grants, restricted stock awards and other equity based awards (“stock-based grants”) must be approved by the Compensation Committee.

•	All stock-based grants will be approved at formal meetings (including telephonic) of the Compensation Committee.

•	The date for determining the strike price and similar measurements will be the date of the meeting (or a specified date shortly after the meeting) or, in the case of an employee, director or consultant not yet hired, appointed or retained, respectively, the subsequent date of hire, appointment or retention, as the case may be.

•	The annual stock-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.

•	The customary annual grant to executive officers and directors shall generally occur approximately at the same time as the customary annual grant to other employees.

•	The Company shall not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or delay the grant of stock-based awards until after the announcement of materially unfavorable news.

•	The Compensation Committee will approve stock-based grants only for persons specifically identified at the meeting by management.

Employment Agreements in Effect for 2011

In January 2010, we entered into new employment agreements with our CEO and each NEO, and the Compensation Committee negotiated and approved the terms of each of these agreements. Each agreement is scheduled to expire on December 31, 2012, subject to automatic one year renewal provisions unless on or before August 31, 2012 (or August 31 of any renewal term), the executive or the Company notifies the other that it wishes to terminate the agreement. Each of the employment agreements also includes a claw-back provision requiring the recovery by the Company of all or part of prior bonuses in the event the performance measure used to calculate the bonus is restated downward as a result of the executive’s willful misconduct or gross negligence. We may recover any such claw-backs through an offset to future awards payable under the employment agreement, or from the executive directly. All NEOs have non-solicitation covenants, and Mr. Hilton’s agreement also includes a non-compete covenant. A description of the other key components of each NEOs agreement follows.

Steven J. Hilton, CEO

Mr. Hilton’s agreement provides Mr. Hilton with a base salary of $1,017,500 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Hilton’s consent. This agreement also provides that Mr. Hilton is entitled to reimbursement of reasonable and customary business expenses, reimbursements of amounts paid to purchase a $5 million term life insurance policy, reimbursement of amounts paid to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000, use of a chartered airplane for business purposes only, and use of a Company-provided automobile.

Mr. Hilton’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 28. Mr. Hilton’s employment agreement also contemplates that for years after 2011, he will receive an annual option grant to acquire a minimum of 90,000 shares of stock at an exercise price equal to fair market value on the date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).

Larry W. Seay, Executive Vice President and Chief Financial Officer

Mr. Seay’s agreement initially provides Mr. Seay with a base salary of $500,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Seay’s consent. This agreement also provides that Mr. Seay is entitled to reimbursement of reasonable and customary business expenses, a $1,200 per month automobile allowance, to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and reimbursement of amounts paid to purchase a $3 million term life insurance policy.

Mr. Seay’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 28. Mr. Seay’s employment agreement also contemplates that for years after 2011, he will receive an annual option grant to acquire a minimum of 36,667 shares of Company stock at an exercise price equal to fair market value on date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).

C. Timothy White, Executive Vice President, General Counsel and Secretary

Mr. White’s agreement provides for a base salary of $525,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. White’s consent. This agreement also provides that Mr. White is entitled to reimbursement of reasonable and customary business expenses, a $1,200 per month automobile allowance, payments to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and reimbursement of amounts paid to purchase a $3 million term life insurance policy.

Mr. White’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlines in the matrix on page 28. Mr. White’s employment agreement also contemplates that for years after 2011, he will receive an annual option to purchase a minimum of 15,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).

Steven M. Davis, Executive Vice President and Chief Operating Officer

Mr. Davis’ agreement provides for a base salary of $500,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Davis’ consent. This agreement also provides that Mr. Davis is entitled to reimbursement of reasonable and customary business expenses, a $1,200 per month automobile allowance, payments to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and reimbursement of amounts paid to purchase a $3 million term life insurance policy.

Mr. Davis’ agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 28. Mr. Davis’ employment agreement also contemplates that for years after 2011, he will receive an annual option to purchase a minimum of 15,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).

Discussion of CEO and NEO Compensation

Following is a discussion of the compensation paid, awarded or earned in 2011 to the Company’s CEO and NEOs.

CEO Compensation

Meritage’s CEO, Steven J. Hilton, was compensated in 2011 pursuant to the terms of his employment agreement, which provided for a base salary, an annual cash incentive bonus based on Company performance, if earned, and other customary executive benefits. Under this agreement, a substantial portion of Mr. Hilton’s potential compensation was performance-based to align his goals and efforts with the interests of our stockholders.

Salary. Mr. Hilton was paid a base salary of $1,017,500 in 2011.

Restricted Stock. In 2011, Mr. Hilton was granted 18,750 restricted stock awards. These awards cliff vest on the third anniversary of the date of grant. Additionally, Mr. Hilton was awarded 18,750 shares of performance-based restricted stock, which cliff vest only if the following performance criteria are met:

Number of Shares	Measurement Date	Performance Criteria
6,250	February 9, 2014	125% of 2013 Adjusted Pre-Tax Income is greater than budget or 2013 Adjusted Pre-tax Income is within $9 million of budget
6,250	February 9, 2014	2013 Adjusted SG&A expense less than 15% of total revenue
6,250	February 9, 2014	2013 Customer Service Satisfaction Rating greater than 80

The number of shares and type of equity award for the 2011 grant was determined by the Compensation Committee and was deemed commensurate with compensation packages of other CEOs of public homebuilders when evaluated in connection with Mr. Hilton’s total cash and equity compensation as discussed previously in this proxy statement.

In connection with the grant of his 2009 performance-based restricted stock, which was earned in 2011 and vested in 2012, the following analysis was completed:

•	The Company’s Adjusted Pre-Tax Loss was $5 million, which was not within $9 million of budget and, when multiplied by 125%, was not equal to or greater than budget. Therefore, this performance trigger was not met and 11,250 performance-based restricted stock shares were forfeited. The budget for Adjusted Pre-Tax Income was $13 million for 2011.

•	The Company’s 2011 Adjusted G&A expense was $64.1 million, which was less than 110% of the $62.5 million budget. This performance trigger was met, releasing 6,750 shares of performance-based restricted stock.

•	The Company’s 2011 Customer Service Satisfaction Rating exceeded 80. This performance trigger was met, releasing 4,500 shares of performance-based restricted stock.

Accordingly, Mr. Hilton received 11,250 shares of the Company’s common stock on February 11, 2012.

Options. Mr. Hilton was not granted any options in 2011.

Performance-Based Bonus. For 2011, Mr. Hilton did not receive a cash performance-based bonus pursuant to the terms set forth in his employment agreement, as outlined on page 28 in this proxy statement. Mr. Hilton did receive a discretionary bonus of $800,000 as discussed on page 28 of this proxy.

Other Benefits. The Company also provided to Mr. Hilton other benefits consistent with our normal executive employment arrangements. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2011 totaled less than $31,000.

Other NEO Compensation

Following is a discussion of compensation paid during 2011 to the other NEOs named in this proxy statement.

Messrs. Seay, White and Davis were compensated in 2011 pursuant to the terms of their respective employment agreements, which provided for a base salary, a bonus based on Company performance, if earned, and other customary executive benefits. Under these agreements, a substantial portion of the NEOs’ potential compensation is performance-based to align their goals and efforts with the interests of our stockholders.

Salary. Messrs Seay, White and Davis were paid base salaries of $500,000, $525,000 and $500,000, respectively, in 2011.

Restricted Stock. In 2011, Messrs. Seay, White and Davis were each granted 12,500 restricted stock awards. These awards cliff vest on the third anniversary of the date of grant. Additionally, Messrs. Seay, White and Davis were awarded 12,500 shares each of performance stock, which also cliff vest only if the following performance-based restricted criteria are met.

Number of Shares	Measurement Date	Performance Criteria
4,167	February 9, 2014	125% of 2013 Adjusted Pre-Tax Income is greater than budget or 2013 Adjusted Pre-Tax Income is within $9 million of budget
4,167	February 9, 2014	2013 Adjusted SG&A expense less than 15% of total revenue
4,166	February 9, 2014	2013 Customer Service Satisfaction Rating greater than 80

The number of shares and type of equity award for the 2011 grant was determined by the Compensation Committee and was deemed commensurate with compensation packages of other NEOs of public homebuilders when evaluated in connection with Messrs. Seay, White, and Davis total cash and equity compensation as discussed previously in this proxy statement.

In connection with the grant of their 2009 performance-based restricted stock, which was earned in 2011 and vested in 2012, the following analysis was completed:

•	The Company’s Adjusted Pre-Tax Loss was $5 million, which was not within $9 million of budget and, when multiplied by 125%, was not equal to or greater than budget. Therefore, this performance trigger was not met and 7,500 shares of performance-based stock shares were forfeited. The budget for Adjusted Pre-Tax Income was $13 million for 2011.

•	The Company’s 2011 Adjusted G&A expense was $64.1 million, which was less than 110% of the $62.5 million budget. This performance trigger was met, releasing 4,500 shares of performance-based stock.

•	The Company’s 2011 Customer Service Satisfaction Rating exceeded 80. This performance trigger was met, releasing 3,000 shares of performance-based stock.

Accordingly, Messrs. Seay, White and Davis each received 7,500 shares of the Company’s common stock on February 11, 2012.

Options. Messrs. Seay, White and Davis were not granted any options in 2011.

Performance-Based Bonus. For 2011, Messrs. Seay, White and Davis did not receive cash performance-based bonuses pursuant to the terms set forth in their respective employment agreements as discussed previously in this proxy statement. However, Messrs. Seay, White and Davis received discretionary bonuses of $375,000, $400,000, and $320,000, respectively, in 2011 as discussed on page 28 of this proxy.

Other Benefits. We also provided to Messrs. Seay, White and Davis other benefits consistent with our normal executive employment arrangements and his employment agreement. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2011 totaled less than $55,000, $55,000, and $42,000, respectively.

As discussed above, since 2009, the Company conditioned some of its restricted stock award grants to NEOs on the achievement of performance criteria, specifically Adjusted Pre-Tax Income and G&A expenses being within a specified range and achievement of a certain level of customer service satisfaction rating. Following is a summary of the key reasons the Compensation Committee selected these metrics:

•	Adjusted Pre-Tax Income being within a specified range—the Committee believes that in the current economic environment, it is important that the executive officers be accountable for managing the business towards the budget approved by the Board. The Compensation Committee also considered the metrics of revenue and net income, but determined pre-tax income was the most appropriate measure because revenue does not take into account profitability of our core operations and after-tax net income takes into account factors largely outside the control of management, such as the creation and relief of non-cash deferred tax valuation allowances due to accounting rules and tax laws. One of the Company’s main goals during the recent economic downturn was to return to profitability and we believe Adjusted Pre-Tax Income appropriately measures management’s success in achieving this goal.

•	Adjusted G&A being within a specified range— the Committee believes that overhead cost control, particularly in the current economic environment, is critical to the success of the Company and that it is important to hold the executive officers accountable for managing costs within the budget approved by the Board.

•	Customer service satisfaction rating—the Committee believes the long-term success of the Company is dependent on delivering quality homes with excellent customer service. In short, it is a fundamental prerequisite for almost any business to achieve high customer satisfaction. Accordingly, the Committee incorporated a customer service component.

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE EXECUTIVE COMPENSATION

COMMITTEE

Raymond Oppel—Chairman

Peter L. Ax

Richard T. Burke Sr.

Gerald W. Haddock

Dana Bradford

Michael R. Odell

COMPENSATION OF OFFICERS AND DIRECTORS

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total($)
Steven J Hilton,	2011	1,017,500	800,000	961,876	—	30,299	2,809,675
Chairman and CEO(1)	2010	1,017,500	—	831,750	1,377,147	57,991	3,284,388
	2009	800,000	—	1,605,375	—	54,044	2,459,419
Larry W. Seay,	2011	500,000	375,000	641,250	—	54,259	1,570,509
EVP and CFO	2010	500,000	150,000	554,500	333,854	51,529	1,589,883
	2009	450,000	250,000	1,070,250	—	48,934	1,819,184
C. Timothy White,	2011	525,000	400,000	641,250	—	54,613	1,620,863
EVP, General Counsel	2010	525,000	150,000	554,500	250,390	61,300	1,541,190
and Secretary	2009	525,000	250,000	1,070,250	—	45,689	1,890,939
Steven M. Davis,	2011	500,000	320,000	641,250	—	41,272	1,502,522
EVP and COO	2010	500,000	—	554,500	542,512	41,107	1,638,119
	2009	400,000	375,000	1,070,250	—	32,174	1,877,424

(1)	All compensation is for Mr. Hilton’s services in his capacity as the Chairman and Chief Executive Officer of the Company. Mr. Hilton did not receive any separate compensation for his services as a director.
(2)	Amounts represent discretionary bonuses awarded by the Compensation Committee.
(3)	The non-vested shares (restricted stock) grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. Balance includes all restricted stock awards granted in the year to our NEOs and not just the prorated share of all unvested grants that vested in the current year. See Note 7 “Stock Based Compensation” of our Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. See additional detail “Grant of Plan-Based Awards” table.
(4)	See following table for more detail:

All Other Compensation Table

Year Ended December 31, 2011

		Health and
		Insurance		Car		Total All Other
		Premiums	401(k)	Allowance	Other	Compensation
Name and Principal Position		($)(1)	Match ($)	($)	($)(2)	($)
Steven J Hilton,	2011	24,419	5,880	—	—	30,299
Chairman and CEO	2010	43,621	5,880	—	8,490	57,991
	2009	31,921	5,880	—	16,243	54,044
Larry W. Seay,	2011	33,979	5,880	14,400	—	54,259
EVP and CFO	2010	28,297	5,880	14,400	2,952	51,529
	2009	23,578	5,880	14,400	5,076	48,934
C. Timothy White,	2011	31,609	5,880	14,400	2,724	54,613
EVP, General Counsel	2010	38,552	2,363	14,400	5,985	61,300
and Secretary	2009	26,667	—	14,400	4,622	45,689
Steven M. Davis,	2011	20,992	5,880	14,400	—	41,272
EVP and COO	2010	24,753	—	14,425	1,929	41,107
	2009	17,174	—	15,000	—	32,174

(1)	Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.
(2)	Other represents the income gross-up to reflect tax consequences of reimbursed insurance premiums, as applicable.

2011 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts under Equity	All Other Stock Awards: Number	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Incentive Plan Awards (5) Maximum (#)	of Shares of Stock or Units (#)	and Option Awards ($)(6)
Steven J Hilton,	2/9/11	—		—		—		—	18,750	480,938
Chairman and CEO	2/9/11	—		—		—		18,750	—	480,938
	2/9/11	—	(1)	—	(1)	—	(1)	—	—	—
Larry W. Seay,	2/9/11	—		—		—		—	12,500	320,625
EVP and CFO	2/9/11	—		—		—		12,500	—	320,625
	2/9/11	—	(2)	—	(2)	—	(2)	—	—	—
C. Timothy White,	2/9/11	—		—		—		—	12,500	320,625
EVP, General Counsel and	2/9/11	—		—		—		12,500	—	320,625
Secretary	2/9/11	—	(3)	—	(3)	—	(3)	—	—	—
Steven M. Davis,	2/9/11	—		—		—		—	12,500	320,625
EVP and COO	2/9/11	—		—		—		12,500	—	320,625
	2/9/11	—	(4)	—	(4)	—	(4)	—	—	—

(1)	As discussed in this proxy statement under the heading “-Compensation Discussion and Analysis Compensation Programs and Payments—Annual Incentive Compensation”, pursuant to the terms of his employment agreement, Mr. Hilton was entitled to a performance-based bonus equal to 0.825% of Adjusted EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.825% of Adjusted EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement fell within the 33rd to 49th percentile, the bonus would be 0.5363% of Adjusted EBITDA for the applicable measurement. If either measurement fell below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. There was no target award and there was no dollar maximum bonus that could be earned.
(2)	As discussed in this proxy statement under the heading “-Compensation Discussion and Analysis Compensation Programs and Payments—Annual Incentive Compensation”, pursuant to the terms of his employment agreement, Mr. Seay was entitled to a performance-based bonus equal to 0.20% of Adjusted EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.20% of Adjusted EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement fell within the 33rd to 49th percentile, the bonus would be 0.13% of Adjusted EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. There was no target award and there was no dollar maximum bonus that could be earned.
(3)	As discussed in this proxy statement under the heading “-Compensation Discussion and Analysis Compensation Programs and Payments—Annual Incentive Compensation”, pursuant to the terms of his employment agreement, Mr. White was entitled to a performance-based bonus equal to 0.15% of Adjusted EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.15% of Adjusted EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement fell within the 33rd to 49th percentile, the bonus would be 0.0975% of Adjusted EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. There was no target award and there was no dollar maximum bonus that could be earned.
(4)	As discussed in this proxy statement under the heading “-Compensation Discussion and Analysis Compensation Programs and Payments—Annual Incentive Compensation”, pursuant to the terms of his employment agreement, Mr. Davis was entitled to a performance-based bonus equal to 0.325% of Adjusted EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.325% of Adjusted EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement fell within the 33rd to 49th percentile, the bonus would be 0.21% of Adjusted EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. There was no target award and there was no dollar maximum bonus that could be earned.

(5)	See additional information regarding these performance restricted stock awards in this proxy statement under the heading “Compensation Discussion and Analysis—Discussion of CEO and NEO Compensation”.

(6)	The restricted stock grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of ASC 718.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards					Stock Awards
									Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#) (7)		Market Value of Shares of Units of Stock that Have Not Vested($)(10)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (8) (9)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (10)
Steven J Hilton,.	60,128	15,032	(1)	$42.82	1/29/14
Chairman and CEO	60,000	40,000	(2)	$13.69	1/2/15
	83,904	55,936	(3)	$19.90	5/19/15
						60,000	(5)	$1,391,400	41,250	$956,588
Larry W. Seay,	29,333	7,334	(1)	$42.82	1/29/14
EVP and CFO	42,572	10,642	(4)	$15.98	12/11/14
	22,072	14,714	(2)	$13.69	1/2/15
						40,000	(6)	$927,600	27,500	$637,725
C. Timothy White,	12,000	3,000	(1)	$42.82	1/29/14
EVP, Gen. Counsel	10,000	10,000	(4)	$15.98	12/11/14
and Secretary						40,000	(6)	$927,600	27,500	$637,725
Steven M. Davis,.	12,000	3,000	(1)	$42.82	1/29/14
EVP and COO	8,000	8,000	(4)	$15.98	12/11/14
						40,000	(6)	$927,600	27,500	$637,725

(1)	Remaining unvested options vest on January 29, 2012.
(2)	Remaining unvested options vest in equal increments on January 2, 2012 and 2013.
(3)	Remaining unvested options vest in equal increments on May 19, 2012 and 2013.
(4)	Remaining unvested options vest on December 11, 2012.
(5)	Remaining unvested shares vest 15,000 on February 11, 2012, 15,000 on February 18, 2013, and 18,750 on February 9, 2014. See also Note (7) below.
(6)	Remaining unvested shares vest 10,000 each on February 11, 2012, and February 18, 2013, and 12,500 on February 9, 2014. See also Note (7) below.
(7)	Includes performance-based restricted stock that satisfied performance criteria as of December 31, 2011, but do not vest until February 11, 2012. The shares include 11,250 for Mr. Hilton, and 7,500 each for Messrs. Seay, White and Davis.
(8)	Represents performance-based restricted stock that vests 22,500 for Mr. Hilton and 15,000 for Messrs. Seay, White and Davis on February 18, 2013 and 18,750 for Mr. Hilton and 12,500 for Messrs. Seay, White and Davis on February 9, 2014 subject first to the satisfaction of specific performance criteria. See additional discussion regarding these performance stock awards in footnote (5), in the 2011 Grants of Plan-Based Awards table included in this proxy statement.
(9)	Excludes performance-based restricted stock shares scheduled to vest on February 11, 2012 that were forfeited as of December 31, 2011 due to failure to meet performance criteria. Forfeited shares include 11,250 for Mr. Hilton and 7,500 each for Messrs. Seay, White and Davis.
(10)	Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on December 30, 2011 of $23.19.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realization Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Steven J Hilton, Chairman and CEO	—	N/A	26,250	688,275
Larry W. Seay, EVP and CFO	—	N/A	17,500	458,850
C. Timothy White, EVP, General Counsel and Secretary	30,000	288,352	17,500	458,850
Steven M. Davis, EVP and COO	16,000	152,681	25,834	587,777

Nonqualified Deferred Compensation Plans

We do not currently have a deferred compensation plan, and no NEOs deferred any compensation during 2011.

Potential Payments upon Termination or Change-of-Control

Summary

During 2010, we entered into new employment agreements and change of control agreements with our CEO and each of our other NEOs. Under the terms of these agreements, our CEO and other NEOs are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options and restricted shares.

Following is a summary of the severance provisions contained in the employment agreements and change of control agreements between the Company and its NEOs.

Employment Agreements Severance Benefits

Each employment agreement provides the executive with severance benefits in certain situations upon his termination of employment. Following is a summary the potential severance payments and benefits depending on the reason for termination.

Voluntary termination by executive without Good Reason

•	If Steve Hilton voluntarily terminates his employment with the Company without Good Reason, he will be entitled to receive from the Company (i) his base salary through the date of termination and (ii) at the Company’s option, a $5 million severance payment in monthly installments of $208,333.33 over a period of two years in consideration of the non-compete and non-solicitation covenants contained in his agreements.

•	If Larry Seay, C. Timothy White or Steven Davis voluntarily terminates his employment with the Company without Good Reason, he will be entitled to receive from the Company his base salary through the date of termination.

Voluntary termination by executive with Good Reason

If any executive voluntarily terminates his employment with Good Reason, he will be entitled to receive from the Company (i) his base salary through the date of termination and any bonus earned in a previous year but not yet paid, (ii) reimbursement of COBRA premiums and (iii) a severance payment equal to sum of (x) two times the executive’s base salary on the date of termination and (y) two times the higher of (I) the executive’s actual bonus compensation* earned for the two years prior to termination and (II) the annual bonus paid to the executive in the year preceding the date of termination; provided, however, with respect to (a) Mr. Hilton, his severance payment shall not be less than $5 million and shall not exceed $10 million, (b) the severance payment for Messrs. Seay, White and Davis shall not exceed $3 million, and (c) if Messrs. Seay, White or Davis’ employment is terminated during the last six months of the Company’s fiscal year, he will also be paid a pro rata bonus for that fiscal year. In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*	Bonus compensation is determined as the greater of (i) the actual bonus paid to the executive or (ii) the fair value on the day of grant of the shares of the restricted stock, stock options and other equity awards that become vested in such year of termination.

Termination by the Company without Cause

If the Company terminates the executive Without Cause, each executive will be entitled to receive from the Company (i) his base salary through the date of termination and any bonus earned in a previous year but not yet paid, and, if such termination occurs during the final six months of the fiscal year, a pro rata portion of the bonus then in effect for that year, (ii) reimbursement of COBRA premiums and (iii) a severance payment as follows:

•	For Steven J. Hilton, the sum of (x) two times Mr. Hilton’s base salary on the date of termination and (y) two times his average bonus compensation* earned for the two years prior to termination; provided, however, Mr. Hilton’s severance payment shall not be less than $5 million and shall not exceed $10 million.

•	For Larry W. Seay, C. Timothy White and Steven Davis, sum of (x) one times the executive’s base salary on the date of termination and (y) one times his actual bonus compensation* earned for the two years prior to termination; provided, however the severance payment for Messrs. Seay, White and Davis shall not exceed $2 million.

In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*	Bonus compensation is determined as the greater of (i) the actual bonus paid to the executive or (ii) the fair value on the day of grant of the shares of the restricted stock, stock options and other equity awards that become vested in such year of termination.

Termination by the Company for Cause

If the Company terminates any executive’s employment for Cause, the executive will be entitled to receive only his base salary through the date of termination and any bonus earned in a previous year but not yet paid.

Death or Disability

If the executive’s employment is terminated as a result of the executive’s death or disability, the executive will be entitled to receive from the Company (i) his then current base salary through the date of termination and any bonus earned in the previous year but not paid, (ii) a pro rata portion of the executive’s actual bonus for the year, and (iii) reimbursement of COBRA premiums. In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

Change of Control Agreements Severance Benefits

General Terms

Effective Date: January 1, 2010

Termination Date: Effective so long as executive is employed by the Company

Triggering Event: Pursuant to each executive’s change of control agreement, each executive is entitled to severance benefits if (i) his employment is terminated by the Company without Cause at anytime within 90 days prior to or within two years following a Change of Control or (ii) the executive terminates his employment for Good Reason at any time within two years following a Change of Control.

Severance Benefits

•	For Steven J. Hilton, the severance payment is equal to the sum of (i) three times the higher of (x) Mr. Hilton’s annual base salary on the date of termination or (y) his base salary on the date preceding the Change of Control and (ii) three times the highest of (x) Mr. Hilton’s average annual incentive compensation* for the two years prior to termination of employment or (y) his annual incentive compensation* for the two years preceding the year in which the Change of Control occurred.

•	For Larry W. Seay, C. Timothy White and Steven Davis, the severance payment is equal to the sum of (i) two times the higher of (x) the executive’s annual base salary on the date of termination or (y) the executive’ base salary on the date preceding the Change of Control and (ii) two times the highest of (x) the executive’s average annual incentive compensation* for the two years prior to termination of employment or (y) the executive’s annual incentive compensation* for the year preceding the year in which the Change of Control occurred (for Mr. Seay) and the year preceding the year in which the termination occurred (for Messrs. White and Davis).

In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*	Incentive compensation is determined as the sum of (a) the actual incentive compensation paid to executive and (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

Other Matters Regarding the Employment Agreements and Change of Control Agreements

The terms “Good Reason”, “Cause” and “Change of Control” are defined in the employment and change of control agreements.

All severance payments under the employment agreements and change of control agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company.

Each executive’s employment agreement and change of control agreement is structured so that the executive is entitled to the greater benefit under the two agreements, but is not entitled to duplicative benefits.

Each of the employment agreements and change of control agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.

Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that that the termination occurred on December 31, 2011, and with a closing stock price of $23.19 on the last business day of 2011. The benefit derived from the acceleration of options was computed as the difference between the strike price and the closing price of our stock on the last day of 2011 for each option grant affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants.

Executive Officer and Position	Voluntary Termination by Executive Without Good Reason	Voluntary Termination by Executive With Good Reason	Termination By Company Without Cause	Death or Disability	Change of Control
Steven J. Hilton, Chairman and CEO	$5,016,984	$9,507,677	$9,473,512	$2,940,520	$16,943,031
Larry W. Seay, Executive Vice President and Chief Financial Officer	$—	$4,802,734	$3,264,532	$1,802,734	$5,910,061
C. Timothy White, Executive Vice President and General Counsel	$—	$4,653,605	$2,823,495	$1,671,285	$5,489,191
Steven Davis, Executive Vice President and Chief Operating Officer	$—	$4,641,126	$2,969,285	$1,635,085	$5,664,990

Director Compensation

In 2011, our non-employee directors received an annual retainer of $50,000; committee chairmen received an additional annual payment of $15,000; and committee members received an additional payment of $10,000. The lead director received an additional $40,000 annually. In addition, during 2011, each of our directors (other than Mr. Hilton) received a grant of 6,000 shares of restricted stock, which cliff vest on February 9, 2014.

The 2011 director compensation is set forth below:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (1) (2)	All Other Compensation ($) (3)	Total ($)
Robert G. Sarver	50,000	153,900	—	203,900
Raymond Oppel	85,000	153,900	—	238,900
Peter L. Ax	125,000	153,900	—	278,900
Richard T. Burke, Sr.	80,000	153,900	—	233,900
Gerald W. Haddock	85,000	153,900	—	238,900
Dana Bradford	80,000	153,900	—	233,900
Michael R. Odell (4)	—	—	—	—

(1)	As of December 31, 2011, the outstanding number of options and non-vested restricted stock awards held by the non-employee directors was 29,500 for Messrs. Sarver, Oppel, Ax, Burke, and Haddock and 15,000 for Mr. Bradford and $0 for Mr. Odell.
(2)	See Note 7 “Stock Based Compensation” of our Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K for discussion of the assumptions used for computing the fair value of options and awards granted. As required, the calculation is equal to the fair value of the award multiplied by the total number of awards granted in 2011, not just the proportionate share of all existing unvested awards that vested in the current year.
(3)	As part of the reimbursement to directors for out-of-pocket expenses incurred in attending Board and committee meetings, we reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2011, we made reimbursements of approximately $22,000; $6,500; $4,000 and $4,000 to Messrs. Burke, Haddock, Oppel and Bradford, respectively.
(4)	Mr. Odell was appointed to the Board of Directors effective December 28, 2011.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2011:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Right (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(2)
Equity compensation plans approved by stockholders	1,738,533	$12.17	724,381

Equity compensation plans not approved by stockholders	0	$0	0

Total	1,738,533	$12.17	724,381

(1)	Balance includes 897,767 options, 649,516 time-based restricted stock awards, and 191,250 performance-based restricted stock awards.
(2)	The number of securities remaining available for issuance is comprised of shares under our 2006 Plan. In addition to stock options, stock appreciation rights and performance share awards, the 2006 Plan allows for the grant of restricted stock shares. Under the 2006 Plan, awards other than stock options and stock appreciation rights are counted against the shares available for grant as 1.38 shares for every one share issued in connection with such awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2011 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we were mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to its home purchase policy that is available to most employees).

For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (e.g., employees, officers and directors) and the Company, or between a covered person and a trade contractor. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board of Directors. Real estate transactions between the Company and related persons are subject to strict scrutiny.

Each of the transactions listed below was approved by the Audit Committee of the Board of Directors pursuant to the policy.

During 2011, 2010 and 2009, we chartered aircraft services from companies in which Mr. Hilton has a significant ownership interest. Payments made to these companies were as follows:

Year Ended December 31

2011	2010	2009
$288,000	$234,000	$200,000

During 2009, we entered into an FDIC insured bank deposit account agreement with Alliance Bank of Arizona (“Alliance Bank”) through the Certificate of Deposit Account Registry Service (“CDARS”). CDARS is an accepted and recognized service through which participating banks may accept and provide FDIC insurance coverage for large deposits that would otherwise exceed FDIC insurance limits (currently $250,000) by placing, as custodian for the deposit customer (Meritage), that portion of the deposit exceeding FDIC insurance limits with other CDARS banks participating in the program such that for FDIC insurance purposes, the deposit is divided into insured amounts and deposited with other network banks to allow for full FDIC coverage. At December 31, 2011 we had placed cash deposits in the aggregate amount of $149.4 million through Alliance Bank as the CDARS custodian or relationship bank. Alliance Bank has divided this amount into FDIC insured amounts deposited with other CDARS participating FDIC insured institutions. We do not pay any separate fees to Alliance Bank for this program. Rather, Alliance Bank receives a small fee from the other CDARS institutions for certain funds placed. Robert Sarver, a Meritage director, is a director and the chief executive officer of Western Alliance Bancorporation, the parent holding company of Alliance Bank. In addition, Steven Hilton, our Chairman and CEO is also a director of Western Alliance Bancorporation. During 2011, 2010 and 2009, we earned $767,000, $653,000 and $93,000, respectively, of interest on deposits placed with Alliance Bank pursuant to the CDARS program.

INDEPENDENT AUDITORS

Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.

The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2011 and 2010, and fees billed for other services rendered.

	2011	2010
Audit fees(1)	$783,750	$941,675
Audit-related fees	—	—

Audit and audit-related fees	$783,750	$941,675
Tax fees	—	—
All other fees	—	—

Total fees	$783,750	$941,675

(1)	Audit fees consisted principally of fees for audit and review services, and approximately $117,000 in 2010 for services related to various SEC comfort letters and expert consents.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2011 and 2010 non-audit services listed above were pre-approved.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

REPORT OF THE AUDIT COMMITTEE

We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.” Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

THE AUDIT COMMITTEE

Peter L. Ax—Chairman

Raymond Oppel

Richard T. Burke, Sr.

Gerald W. Haddock

Dana Bradford

Michael R. Odell

STOCKHOLDER PROPOSALS

If any stockholder would like to make a proposal at our 2013 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 11, 2012 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Stockholders may propose director candidates for consideration for membership on the Board of Directors to the Nominating/Governance Committee by following the procedures set forth under the heading “Corporate Governance Principles and Board Matters—The Board and Board Committees—Director Nomination Process—Stockholder Nominees” on page 24 of this proxy statement.

Proposals to be presented at the 2012 Annual Meeting that are not intended for inclusion in the proxy statement, including director nominations, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 5, 2012, (or, with respect to a proposal required to be included in Meritage’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received); provided, however, that in the event that the date of the 2013 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 25, 2012, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.

A nomination or other proposal will be disregarded if it does not comply with the above procedures.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding future compensation actions or events and the anticipated effects of our compensation structure and programs, and the potential benefits of our new Raleigh-Durham and Tampa markets and when we will begin operations in Tampa. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q and Form 8-K.

ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 may be viewed and downloaded from investors.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.

Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and all attachments hereto, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, AZ 85255.

Meritage Homes Corporation

C. Timothy White
Executive Vice President, General Counsel and Secretary
April 2, 2012

MERITAGE HOMES CORPORATION

2006 STOCK INCENTIVE PLAN

EFFECTIVE DATE: MAY 17, 2006

APPROVED BY STOCKHOLDERS: MAY 17, 2006

TERMINATION DATE: MAY 16, 2016

ARTICLE 1

PURPOSE

1.1 GENERAL. The purpose of the Meritage Homes Corporation 2006 Stock Incentive Plan (the “Plan”) is to promote the success and enhance the value of Meritage Homes Corporation (the “Company”) by linking the personal interests of the members of the Board, employees, officers, executives, consultants and advisors to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Board members, employees, officers, executives, consultants and advisors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

EFFECTIVE AND EXPIRATION DATE

2.1 EFFECTIVE DATE. The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”).

2.2 EXPIRATION DATE. The Plan will expire on, and no Award may be granted under the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the Award Agreement.

ARTICLE 3

DEFINITIONS AND CONSTRUCTION

3.1 DEFINITIONS. The following words and phrases shall have the following meanings:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, or Performance-Based Award granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means and will exist in the following circumstances in which the Participant: (i) is convicted of a felony, (ii) engages in any fraudulent or other dishonest act to the detriment of the Company, (iii) fails to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) misappropriates trade secrets, customer lists, or other proprietary information belonging to the Company for his or her own benefit or for the benefit of a competitor, (v) engages in any willful misconduct designed to harm the Company or its stockholders, or (vi) fails to perform properly his or her assigned duties.

(e) “Change of Control” means and includes each of the following:

(i) A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Exchange Act). For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company; or

(ii) A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another; or

(iii) Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the committee of the Board described in Section 4.1.

(h) “Covered Employee” means an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(i) “Disability” means, for purposes of this Plan, that the Participant qualifies to receive long term disability payments under the Company’s long term disability insurance program, as it may be amended from time to time.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, as of any given date, the fair market value of Stock on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be the closing price for the Stock as reported on the New York Stock Exchange (or on any national securities exchange on which the Stock is then listed) for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported.

(l) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(m) “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

(n) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(o) “Option” means a right granted to a Participant pursuant to Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Participant” means a person who, as a member of the Board, employee, officer, or executive of, or consultant or advisor to, the Company or any Subsidiary, has been granted an Award pursuant to the Plan.

(q) “Performance-Based Awards” means the Performance Share Awards and Restricted Stock Awards granted to select Covered Employees pursuant to Articles 9 and 10, respectively, but which are subject to the terms and conditions set forth in Article 11. All Performance-Based Awards are intended to qualify as “performance-based compensation” pursuant to Section 162(m) of the Code.

(r) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre- or after-tax net earnings, earnings before interest expense (including interest amortized to cost of sales) and income taxes, including or excluding, at the discretion of the Committee, non-cash charges, impairments, and similar one-time, non-recurring or extraordinary charges (“EBIT”), earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization, including or excluding, at the discretion of the Committee, non-cash charges, impairments, and similar one-time, non-recurring or extraordinary charges (“EBITDA”), revenue growth, operating income, operating cash flow, return on net assets, operating expenses, including, without limitation, general and administrative expenses, return on shareholders’ equity, return on assets, return on capital, share price growth, shareholder returns, gross or net profit margin, earnings per share, price per share, and market share, operational metrics, including but not limited to, number of sales per community, community growth, specs per community or time to construct a home, objective customer service or satisfaction ratings, whether measured internally or by an accepted third party, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a budget or peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(s) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(t) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(u) “Performance Share Award” means a right granted to a Participant pursuant to Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(v) “Plan” means this Meritage Homes Corporation 2006 Stock Incentive Plan, as amended.

(w) “Restricted Stock Award” means Stock granted to a Participant pursuant to Article 10 that is subject to certain restrictions and to risk of forfeiture.

(x) “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 13.

(y) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive the appreciation on Stock.

(z) “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 4

ADMINISTRATION

4.1 COMMITTEE. The Plan shall be administered by the Executive Compensation Committee of the Board. The Committee (or subcommittee thereof) shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an “outside director” pursuant to Section 162(m) of the Code and the regulations issued thereunder.

4.2 ACTION BY THE COMMITTEE. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent registered public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3 AUTHORITY OF COMMITTEE. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) designate Participants to receive Awards;

(b) determine the type or types of Awards to be granted to each Participant;

(c) determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not (i) have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards, or (ii) take any action or fail to take any action with respect to the operation of the Plan that would cause all or part of the payment under any Award to be subject to the additional tax under Section 409A of the Code;

(e) determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) decide all other matters that must be determined in connection with an Award;

(h) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

4.4 DECISIONS BINDING. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES. Subject to adjustment provided in Article 13, the aggregate number of shares of Stock reserved and available for grant pursuant to the Plan shall be 3,050,000, plus (i) the number of shares of Stock available for grant pursuant to the Meritage Homes Corporation Stock Option Plan (“Prior Plan”) as of the Effective Date, and (ii) the number of shares of Stock that were previously granted pursuant to the Prior Plan and that either terminate, expire, or lapse for any reason after the Effective Date. Any shares of Stock issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the shares available for grant pursuant to the previous sentence as 1.38 shares for every one share issued in connection with such Award or by which the Award is valued by reference. Notwithstanding the above, the maximum number of shares of Stock that may be awarded as Incentive Stock Options under the Plan is 1,200,000.

5.2 LAPSED OR ASSUMED AWARDS. To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award pursuant to the Plan. Additionally, to the maximum extent permitted by applicable law or any securities exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. However, for avoidance of doubt, the exercise of a stock-settled SAR or net-cashless exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance hereunder by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.

5.3 STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4 LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS. Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Article 13, the maximum number of shares (counted, as described in Section 5.1 above, as 1.38 shares awarded for every one share issued in connection with such Award or by which the Award is valued by reference) of Stock with respect to one or more Awards that may be granted to any one Participant during a calendar year shall be 250,000.

ARTICLE 6

ELIGIBILITY AND PARTICIPATION

6.1 ELIGIBILITY.

(a) General. Persons eligible to participate in this Plan include all members of the Board, employees, officers, and executives of, and consultants and advisors providing services to, the Company or a Subsidiary, as determined by the Committee.

(b) Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Article 5 of the Plan.

6.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 7

STOCK OPTIONS

7.1 GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock pursuant to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in an Award Agreement, an Option will lapse immediately if a Participant’s employment is terminated for Cause.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d) Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant in the form attached to this Plan as Exhibit A. The Award Agreement shall include such additional provisions as may be specified by the Committee.

7.2 INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be granted only to employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 7.2:

(a) Exercise Price. Subject to Section 7.2(d), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b) Exercise. In no event, may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c) Lapse of Option. An Incentive Stock Option shall lapse pursuant to the following circumstances.

(i) The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii) The Incentive Stock Option shall lapse upon termination of employment for Cause or for any other reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii) If the Participant terminates employment on account of Disability or death before the Option lapses pursuant to paragraph (1) or (2) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (i) the scheduled termination date of the Option; or (ii) 12 months after the date of the Participant’s termination of employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(f) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(g) Right to Exercise. Except as provided in Section 12.5, during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 GRANT OF SARS. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a) Right to Payment. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive the excess, if any, of:

(i) the Fair Market Value of a share of Stock on the date of exercise; over

(ii) the grant price of the SAR as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the date of grant.

(b) Term. The term of each SAR shall not exceed ten years from the date of grant.

(c) Other Terms. All SARs grants will be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, and any other terms and conditions of any SAR will be determined by the Committee at the time of the grant of the Award and as set forth in the Award Agreement; provided that the form of consideration payable in settlement of a SAR shall be Stock.

ARTICLE 9

PERFORMANCE SHARES

9.1 GRANT OF PERFORMANCE SHARES. The Committee is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Committee; provided, however and except as otherwise provided in Section 12.8 of the Plan, the minimum vesting period for Performance Share Awards shall be (i) one year in the case of non-tenure Performance Share Awards (i.e., Performance Share Awards subject to performance vesting criteria), and (ii) pro rata over three years in the case of tenure Performance Share Awards. Subject to Section 12.8, the Committee shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.

9.2 RIGHT TO PAYMENT. A grant of Performance Shares gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Committee shall establish at grant or thereafter. Subject to the terms of the Plan, the Committee shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.

9.3 OTHER TERMS. Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in a written Performance Share Award Agreement. Unless otherwise provided in an Award Agreement, Performance Shares will lapse immediately if a Participant’s employment is terminated for Cause.

ARTICLE 10

RESTRICTED STOCK AWARDS

10.1 GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as determined by the Committee; provided, however and except as otherwise provided in Section 12.8 of the Plan, the minimum vesting period for Restricted Stock Awards shall be (i) one year in the case of non-tenure Restricted Stock Awards (i.e., Restricted Stock Awards subject to performance vesting criteria), and (ii) pro rata over three years in the case of tenure Restricted Stock Awards. All Awards of Restricted Stock shall be evidenced by a written Restricted Stock Award Agreement.

10.2 ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

10.3 FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock. Unless otherwise provided in an Award Agreement, Restricted Stock will be forfeited immediately if a Participant’s employment is terminated for Cause.

10.4 CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 11

PERFORMANCE-BASED AWARDS

11.1 PURPOSE. The purpose of this Article 11 is to provide the Committee the ability to qualify the Performance Share Awards pursuant to Article 9 and the Restricted Stock Awards pursuant to Article 10 as “performance-based compensation” pursuant to Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 11 shall control over any contrary provision contained in Articles 9 or 10.

11.2 APPLICABILITY. This Article 11 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The Committee may, in its discretion, grant Restricted Stock Awards or Performance Share Awards to Covered Employees that do not satisfy the requirements of this Article 11. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

11.3 DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE AWARDS. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided, however, and except as otherwise provided in Section 12.8 of the Plan, that, in no event may the Performance Period be for less than one year), the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit thereof. Unless otherwise provided in an Award Agreement, Performance-Based Awards will be forfeited if a Participant’s employment is terminated for Cause.

11.4 PAYMENT OF PERFORMANCE AWARDS. Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the actual size of an individual Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

11.5 MAXIMUM AWARD PAYABLE. The maximum Performance-Based Award payable to any one Participant pursuant to the Plan for a Performance Period is 250,000 shares (counted, as described in Section 5.1 above, as 1.38 shares awarded for every one share issued in connection with such Award or by which the Award is valued by reference) of Stock. If the Performance Period is less than or exceeds 12 months, the share limit expressed in the preceding sentence shall be reduced or increased proportionately, as the case may be. For example, if the Performance Period is three years, the limit shall be increased by multiplying it by three.

ARTICLE 12

PROVISIONS APPLICABLE TO AWARDS

12.1 STAND-ALONE AND TANDEM AWARDS. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

12.2 TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Option or Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.

12.3 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including, without limitation, cash, promissory note, Stock held for more than six months, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

12.4 LIMITS ON TRANSFER.

(a) General. Except as provided in Section 12.4(b) or Section 12.5, no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as provided in Section 12.4(b) or Section 12.5, and except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution.

(b) Transfers to Family Members. The Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing Award) Awards which may be transferred by the Participant during his or her lifetime to any Family Member (as defined below). Unless transfers for the Participant have been previously approved by the Committee, a transfer of an Award pursuant hereto may only be affected by the Company at the written request of the Participant. In the event an Award is transferred as contemplated herein, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions herein) except by will or the laws of descent and distribution. A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place. For purposes of this Section 12.4(b), the term “Family Member” means spouse and any parent, stepparent, grandparent, child, stepchild, or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Participant) have more than 50% of the beneficial interest.

12.5 BENEFICIARIES. Notwithstanding Section 12.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

12.6 STOCK CERTIFICATES. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

12.7 ACCELERATION UPON A CHANGE OF CONTROL. If a Change of Control occurs and Awards are converted, assumed, or replaced by a successor, the Committee shall have the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. If a Change of Control occurs and Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

12.8 LIMITATION ON GRANTS OF AWARDS. Notwithstanding the provisions of Section 9.1, Section 10.1 and Section 11.3 of the Plan, the Committee shall not have the authority to grant shares pursuant to any Performance Share Award or Restricted Stock Award that does not comply with the minimum vesting period or minimum Performance Period that exceeds five percent (5%) of the aggregate number of shares of Stock authorized for grant pursuant to Section 5.1 of the Plan.

ARTICLE 13

CHANGES IN CAPITAL STRUCTURE

13.1 SHARES AVAILABLE FOR GRANT. In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards, the number of shares of Stock subject to any Award, and any numeric limitation expressed in the Plan shall be appropriately adjusted by the Committee.

13.2 OUTSTANDING AWARDS—INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Award and the exercise price per share of Stock of each such Award.

13.3 OUTSTANDING AWARDS—CERTAIN MERGERS. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

13.4 OUTSTANDING AWARDS—OTHER CHANGES. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in Article 13, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share exercise price of each Award as the Committee may consider appropriate to prevent the dilution or enlargement of rights relating to Awards granted under the Plan.

13.5 NO OTHER RIGHTS. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the exercise price of any Award.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 AMENDMENT, MODIFICATION, AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (i) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, (ii) shareholder approval is required for any amendment to the Plan that (A) increases the number of shares available under the Plan (other than any adjustment as provided by Article 13), (B) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, (C) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant, or (D) permits the Committee to reprice previously granted Options, and (iii) no such action shall be taken that would cause all or part of the payment under any Award to be subject to the additional tax under Section 409A of the Code. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options or SAR awards may not, without stockholder approval, be amended to reduce the exercise price of, or cancel such outstanding Options or SARs in exchange for cash, other awards, Options or SARs, with an exercise price that is less than the exercise price of the original Options or SARs.

14.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15

GENERAL PROVISIONS

15.1 NO RIGHTS TO AWARDS. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2 NO STOCKHOLDERS RIGHTS. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3 WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. With the Committee’s consent, a Participant may elect to (i) have the Company withhold from those shares of Stock that would otherwise be received upon the exercise of any Option, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such Participant, or (ii) tender previously-owned shares of Stock held by the Participant for six months or longer to satisfy the Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the Participant.

15.4 NO RIGHT TO EMPLOYMENT OR SERVICES. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 INDEMNIFICATION. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 RELATIONSHIP TO OTHER BENEFITS. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

15.8 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9 TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

15.12 GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 GOVERNING LAW. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

15.14 SECTION 409A. If any payments under this Plan are subject to the provisions of Section 409A of the Code, it is intended that the terms of this Plan will comply fully with and meet all the requirements of Section 409A of the Code.

MERITAGE HOMES CORPORATION Annual Meeting of Stockholders May 25, 2012 10:00 AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Steven J. Hilton, C. Timothy White and Larry W. Seay, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MERITAGE HOMES CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, local time on May 25, 2012, at the Meritage Homes Corporate Office, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. CONTINUED AND TO BE SIGNED ON REVERSE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 25, 2012. The Proxy Statement and our 2011 Annual Report to Stockholders are available at: www.proxyease.com/meritagehomes/2012

1. Election of four Class I Directors, each to hold office until our 2014 annual meeting and one 2. Ratification of the selection of Deloitte & Touche Class II Director, to hold office until the 2013 annual meeting. WITHHOLD FOR ALL LLP as the Company’s independent registered public Presently serving as Class I Directors, nominated for FOR accounting firm for the 2012 fiscal year, AUTHORITY EXCEPT re-election: 3. Advisory vote to approve compensation of Named 01 Steven J. Hilton 02 Raymond Oppel ? ? ? Executive Officers (“Say on Pay”), 03 Richard T. Burke, Sr. 04 Dana Bradford Presently serving as a Class II Director and nominated 4. Amendment to our 2006 Stock Incentive Plan to increase the number of shares available for issuance, for election, as he was recently appointed by the Board and in December 2011: 05 Michael R. Odell 5. The conduct of any other business that may properly INSTRUCTIONS: To withhold authority to vote for any individual, mark, “For All come before the meeting or any adjournment or Except” and write the nominee’s name(s) on the line below. postponement thereof. FOR AGAINST ABSTAIN CONTROL NUMBER Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Date: Signature Signature (if held jointly) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.??? CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.proxyease.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE MAIL Vote Your Proxy by Phone: Vote Your Proxy by Mail: Call 1 (866) 437-4675 Use any touch-tone telephone to Mark, sign, and date your proxy vote your proxy. Have your proxy card, then detach it, and return it card available when you call. in the postage-paid envelope Follow the voting instructions to provided. vote your shares.